Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ABSCI CORPORATION,
TARGET DISCOVERY MERGER SUB I, INC.,
TARGET DISCOVERY MERGER SUB II, LLC,
TOTIENT, INC.
AND THE STOCKHOLDERS NAMED THEREIN

Dated as of June 4, 2021

EXHIBIT INDEX

Exhibit A	Form of Stockholder Written Consent

Exhibit B	Certificate of Incorporation of the First-Step Surviving Corporation

Exhibit C	Bylaws of the First-Step Surviving Corporation

Exhibit D	Certificate of Formation of the Surviving Entity

Exhibit E	Limited Liability Company Agreement of the Surviving Entity

Exhibit F	Payout Spreadsheet

Exhibit G	Form of Stock Restriction Agreement

Exhibit H	Form of Offer Letter

Exhibit I	Form of Award Cancellation Agreement

Exhibit J	Form of Note Cancellation Agreement

Exhibit K	Form of Escrow Agreement

Exhibit L	Form of Letter of Transmittal

Exhibit M	Form of Payments Administration Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms herewith, this “Agreement”) is made and entered into as of June 4, 2021, by and among: (i) AbSci Corporation, a Delaware corporation (“Parent”); (ii) Target Discovery Merger Sub I, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of Parent (“First Merger Sub”); (iii) Target Discovery Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of Parent (“Second Merger Sub” and with First Merger Sub, each a “Merger Sub” and together, the “Merger Subs”); (iv) Totient, Inc., a Delaware corporation (the “Company”); (v) solely for the purposes set forth in Section 5.4 and Article VII, the stockholders of the Company as set forth on Schedule A hereto (the “Company Stockholders”); and (vi) the Major Stockholders (as defined herein). Capitalized terms used herein have the meanings ascribed thereto in Article I or elsewhere in this Agreement as identified in Article I.
RECITALS
A.    The Company, Parent and First Merger Sub intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the First Merger, First Merger Sub shall cease to exist and the Company shall become a wholly-owned subsidiary of Parent.
B.    As part of the same overall transaction, promptly following the First Merger, the Company, Parent and Second Merger Sub intend to effect a merger of the Company with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”) in accordance with this Agreement, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), whereupon consummation of the Second Merger, the Company shall cease to exist and Second Merger Sub shall survive the Second Merger as a continuing wholly-owned subsidiary of Parent.
C.    For U.S. federal income tax purposes, it is intended that the Mergers contemplated herein shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).
D.    The board of directors of the Company (the “Company Board”), has: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) resolved to recommend that the stockholders of the Company adopt this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of the Company for adoption.
E.    The board of directors of Parent (the “Parent Board”), has: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) resolved to recommend that the stockholders of Parent adopt this Agreement to the extent required by Parent’s organizational documents; and (iv) directed that this Agreement be submitted to the stockholders of Parent for adoption to the extent required by Parent’s organizational documents.
F.    The respective boards of directors of Parent, First Merger Sub and the Company, and the sole member of Second Merger Sub, have each approved, adopted and declared advisable this Agreement and the Mergers, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLCA.
G.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and First Merger Sub’s willingness to enter into this Agreement, the Company Stockholders will deliver to Parent and the Company a duly executed irrevocable written consent in the form attached hereto as Exhibit A (each, a “Stockholder Written Consent”), which written consent constitutes the receipt of the Requisite Stockholder Approvals. The Stockholder Written Consent provides that it shall become effective immediately following the signing of this Agreement (the “Written Consent Effective Time”).
H.    The parties desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers and the other Transactions and also to prescribe certain terms and conditions to the Mergers.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I DEFINITIONS
1.1    General. Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.
1.2    Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.
“Affordable Care Act” means the Patient Protection and Affordable Care Act of 2010.

“Agreement” has the meaning set forth in the introductory paragraph.
“Aggregate Award Payouts” means the aggregate dollar amount payable to the holders of Company Options or Company SARs, or persons entitled to receive such Company Options or Company SARs, that are outstanding and vested as of immediately prior to the First Effective Time and cancelled pursuant to Section 2.7(a).
“Aggregate Fractional Shares Payouts” means the aggregate Fractional Shares Payout for all outstanding Company Notes immediately prior to the Effective Time.
“Business” means the use of the Company Platform for target discovery or biologic discovery, as currently conducted.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in Vancouver, Washington or Boston, Massachusetts are authorized or obligated by law or executive order to close.
“Cancelled Shares” has the meaning set forth in Section 2.6(b).
“CARES Act” means the U.S. Coronavirus Aid, Relief and Economic Security Act (Public Law 116-136) and all rules, any regulations issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.
“CARES Act Deferred Payments” means all employer or employee payroll Taxes, other Taxes, or any other amounts, the payment of which is, in each case, deferred in accordance with the CARES Act.
“Cash Consideration” means Fifty-five Million Dollars ($55,000,000).
“Claim Notice” has the meaning set forth in Section 7.4.
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” means the fair market value of all cash and cash equivalents held by the Company as of the Closing (before taking into account the consummation of the Transactions), determined in accordance with GAAP (including, for the avoidance of doubt, inbound wire transfers of deposits in transit), excluding, to the extent applicable, (i) outstanding (uncleared) checks, drafts and outbound wire transfers or deposits in transit, (ii) restricted balances, and (iii) amounts held in escrow, and (iv) the proceeds of any casualty loss with respect to any asset held or owned by the Company (to the extent that any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability).
“Closing Cash Consideration” means the sum of (i) Forty Million Dollars ($40,000,000.00), minus (ii) the Aggregate Award Payouts, plus (iii) the Net Closing Cash Adjustment Amount, minus (iv) the Company Transaction Expenses, plus (v) Company Audit Expenses, minus (vi) the Aggregate Fractional Shares Payout.

“Closing Date” has the meaning set forth in Section 2.2.
“Closing Net Cash” means (i) the Closing Cash minus (ii) the Company Debt at Closing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means the level of efforts and resources that a company of similar size and financial resources operating in the biopharmaceutical industry would apply to develop and commercialize a product at a similar stage of development and with similar commercial and profitability potential, taking into account relevant factors, such as the competitiveness of the marketplace, the commercial potential for the product, the proprietary position of the product, and other relevant technical, legal, scientific or medical factors. It is understood that the level of efforts required to meet the above standard may change over time if there are changes in the status of or above criteria applicable to Company Technology, Company Products or Enabled Products.
“Company” has the meaning set forth in the introductory paragraph.
“Company Audit Expenses” means an amount equal to $52,500.
“Company Balance Sheet” has the meaning set forth in Section 3.7(a).
“Company Balance Sheet Date” has the meaning set forth in Section 3.7(a).
“Company Board” has the meaning set forth in the Recitals.
“Company Bylaws” means the bylaws of the Company, as amended.
“Company Charter” means the certificate of incorporation of the Company, as amended.
“Company Class A Common Stock” means shares of the Company’s Class A common stock, par value $0.00001 per share.
“Company Common Stock” means shares of the Company’s common stock, par value $0.00001 per share.
“Company Common Stock Certificate” means a certificate representing shares of Company Class A Common Stock or Company Common Stock that are issued and outstanding as of immediately prior to the First Effective Time, or an electronic book entry on the Company’s electronic stock ledger. For the avoidance of doubt, if and to the extent outstanding shares of Company Class A Common Stock or Company Common Stock are represented by certificates held in electronic form, then references herein to “Company Common Stock Certificate” shall refer to such certificate in electronic form.
“Company Contractor” means any current or former consultant, advisory board member and independent contractor of the Company.

“Company Data” means all data collected, generated, or received by the Company in connection with the development, testing, marketing, delivery, or use of any Company Product or the Business, including Personal Information, and within the possession or control of the Company.
“Company Debt” means as at any time with respect to the Company, without duplication: (i) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all Liabilities for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price obligations (other than trade payables or accruals incurred in the Ordinary Course); (iii) all Liabilities in respect of any capital lease or financing lease under GAAP and Liabilities arising under conditional sales Contracts or other similar title retention agreements; (iv) all Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (v) all Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, hedging or other similar agreement designed to protect the Company against fluctuations in interest rates; (vi) all Pre-Closing Taxes (net of any estimated Tax payments, prepaid Taxes, and any other Tax deposits relating to such Taxes to the extent such payments, prepaid Taxes or deposits were not included in the calculation of Closing Cash); (vii) any Liability for deferred revenue (calculated in accordance with GAAP); (viii) any Liability relating to any unpaid contributions or other obligations owed in respect of any Company Employee Plan; (ix) any Liabilities for unpaid accounts payable obligations in excess of 60 days outstanding and (x) other expenses owed with respect to the indebtedness referred to in clauses (i) through (ix) above.
“Company Disclosure Schedule” means a document delivered by the Company to Parent referring to the representations and warranties in Article III.
“Company Employee” means any current or former employee of the Company.
“Company Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any Subsidiary of the Company sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any Subsidiary of the Company (or their spouses, dependents, or beneficiaries).

“Company Equity Plan” means the Totient, Inc. 2018 Equity Incentive Plan.
“Company Governing Documents” means, collectively, the Company Charter and the Company Bylaws.
“Company Intellectual Property” means the Company Owned Intellectual Property and the Licensed Intellectual Property.
“Company’s Knowledge” (or any similar formulation) means the actual knowledge of Deniz Kural, James Sietstra and Daniele Biasci, after reasonable due inquiry. With respect to Intellectual Property, “Company’s Knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property clearance searches.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
“Company Note” means an outstanding promissory note issued by the Company in favor of its holder.
“Company Noteholder” means a holder of a Company Note immediately prior to the First Effective Time.
“Company Option” means an option to acquire shares of Company Common Stock granted pursuant to the Company Equity Plan.
“Company Optionholder” means a holder of a Company Option or person entitled to receive a Company Option as set forth on the Payout Spreadsheet, immediately prior to the First Effective Time.
“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned solely or jointly by the Company.
“Company Platform” means (a) the Company’s proprietary engine, which uses machine learning, advanced immunoinformatics, and knowledge of the most recent research into tertiary lymphoid structure, in order to select and assemble the most potent monoclonal antibodies expressed in the tissue affected by autoimmunity, infections, and cancer, and (b) the resulting library of human-derived antibodies to novel and known tissue-specific antigens.
“Company Products” means all products or services developed, manufactured, tested, produced, offered, marketed, licensed, sold, distributed or performed by or on behalf of the Company as of the Closing.
“Company SAR” means a stock appreciation right covering shares of Company Common Stock granted pursuant to the Company Equity Plan.

“Company SAR holder” means a holder of a Company SAR or person entitled to receive a Company SAR as set forth in the Payout Spreadsheet, immediately prior to the First Effective Time.
“Company Software” all computer programs (including any software implementations of algorithms, models and methodologies, whether in source code or object code) that have been authored by or for the Company, embody Company Owned Intellectual Property, and the confidential and proprietary nature of the source code to which is material to the Business as currently conducted.
“Company Source Code” means, collectively, any Software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any Software source code or database specifications or designs, of any Company Software.
“Company Stockholders” has the meaning set forth in the introductory paragraph.
“Company System” has the meaning set forth in Section 3.12(g).
“Company Technology” means the (i) Company Platform, (ii) Company Products, (iii) Enabled Products, (iv) Company Intellectual Property, (v) Company Data, or (vi) Company Source Code.
“Company Transaction Expenses” means an amount equal to (i) the aggregate fees and expenses incurred at or prior to the Closing payable or reimbursable by the Company to third parties, whether or not, billed or accrued prior to the Closing, in connection with the negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by the Company in connection with the Transactions, plus (ii) (A) any cash bonus, severance or other payment obligation that is created, accelerated, accrues or becomes payable as a result of or in connection with the Transactions, at or before the Closing and not contingent upon the occurrence of any subsequent event (other than execution of a release of claims or similar agreement or other ministerial events), by the Company to any present or former director, stockholder, optionholder, Employee or Consultant, including pursuant to an employment agreement, Company Employee Plan or policy or any other Contract, and (B) without duplication of any other amounts included within this definition, any other payment, expense, fee or Tax that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of (A) and (B), as a result of the consummation of the Transactions (including the Mergers) or in connection with the execution and delivery of the Agreement or any other Transaction Document, plus (iii) the employer’s share of any employment or payroll Taxes that are accrued or payable as of the Closing Date in connection with any amounts described in (ii)(A) or (B) of this definition of Company Transaction Expenses to the extent not included within the Merger Consideration, in each case (i) through (iii) above, to the extent such amount is unpaid as of the Closing. For the avoidance of doubt, “Company Transaction Expenses” shall not include any

Company Audit Expenses, Aggregate Award Payouts, Deferred Cash Consideration, Milestone Consideration, any vesting or acceleration of any Unvested Stock Consideration Shares, or any other cash bonus, severance or other payment obligation that is created, accelerated, accrues or becomes payable to an individual after the Closing and any fees or expenses of the Escrow Agent.
“Confidential Information” means confidential or proprietary information concerning the Company, including such information relating to customers, clients, suppliers, vendors, subscribers, distributors, investors, lenders, Company Employees, Company Contractors, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, any other confidential information and confidential materials relating to the business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company. For the avoidance of doubt, “Confidential Information” shall include the terms of this Agreement and the other Transaction Documents.
“Contract” means any written or oral contract, agreement, instrument, commitment, arrangement or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.
“Copyleft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed or modified (or any other Software or content incorporated into, derived from, used, or distributed with any such Software or content): (i) in the case of Software, be made available to any third party recipient in a form other than binary form (e.g., in source code form), (ii) be made available to any third party recipient for purposes of making derivative works, or (iii) be redistributable at no license fee. For the avoidance of doubt, “Copyleft Licenses” include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“COVID-19” means generally the novel coronavirus commonly referred to as COVID-19 (and all derivations or mutations thereof) and any medical conditions arising as a result of exposure thereto.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester or other Laws, Orders, or directives by any

Governmental Authority applicable to the Company in connection with, or in response to, COVID-19.
“Damages” means, with respect to any Person, without duplication, all claims, losses, liabilities, damages, fees, Taxes, interest, costs and expenses, including reasonable and actual costs of investigation and defense and reasonable and actual fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third Party Claim, that are incurred by such Person; provided, however, that “Damages” shall only include any punitive damages to the extent such damages are awarded by an arbitrator or a court of competent jurisdiction to a third party in connection with a Third Party Claim.
“Deferred Cash Consideration” means Eight Million Dollars ($8,000,000.00).
“Deferred Consideration Payment Date” means the first (1st) anniversary of the Closing Date.
“DGCL” has the meaning set forth in the Recitals.
“DLLCA” has the meaning set forth in the Recitals.
“Enabled Product” means any biological target, composition, antibody, antigen, peptide, protein or other amino acid sequence identified, generated or validated in or by Company Technology, or created or reduced to practice through the use of Company Technology, or any product incorporating, comprising or derived from any of the foregoing.
“Enforceability Exceptions” has the meaning set forth in Section 3.2.
“Environmental Laws” has the meaning set forth in Section 3.19.
“Equity Interests” means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share capital or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“Escrow Account” means the account established with the Escrow Agent for depositing the Deferred Cash Consideration and the Milestone Consideration.
“Escrow Agent” means Western Alliance Bank.
“Escrow Agreement” means an escrow agreement to be entered into by and among the Parent, Paying Agent and Stockholder Representative, in substantially the form attached hereto as Exhibit K.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.
“FD&C Permits” has the meaning set forth in Section 3.15(e).
“FDA” means the U.S. Food and Drug Administration or any successor agency.
“FDA Laws and Regulations” has the meaning set forth in Section 3.15(a).
“Financial Statements” has the meaning set forth in Section 3.7(a).
“First Certificate of Merger” has the meaning set forth in Section 2.2.
“First Commercial Sale” means, with respect to a product or service, a sale, rental, lease, or transfer of such product or service, in exchange for cash or non-cash consideration.
“First Effective Time” has the meaning set forth in Section 2.2.
“First Merger” has the meaning set forth in the Recitals.
“First Merger Sub” has the meaning set forth in the introductory paragraph.
“First-Step Surviving Corporation” has the meaning set forth in Section 2.1(a).
“Fractional Shares Payout” means for each Company Note, the outstanding principal and accrued interest of such Company Note minus the product of (i) the aggregate number of shares of Company Common Stock issuable upon conversion of such Company Note immediately prior to the First Effective Time and (ii) the applicable conversion price for such Company Note.
“Fully Diluted Shares of Company Class A Stock” means the sum, without duplication, of (a) the aggregate number of shares of Company Class A Common Stock that are issued and outstanding immediately prior to the First Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon conversion of all Company Notes that are issued and outstanding immediately prior to the First Effective Time.
“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Capitalization), Section 3.4 (Non-contravention), Section 3.5 (Brokers’ Fees), Section 3.6 (Title to Assets) and Section 3.11 (Tax Matters).
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
“General Indemnity Cap” has the meaning set forth in Section 7.5.

“Governmental Authority” means any governmental, regulatory or administrative body, agency, commission or authority, any court, tribunal or judicial authority, any arbitrator or any other public authority, or any department, division, branch or other instrumentality of the foregoing, whether foreign, federal, state or local.
“Hazardous Substance” has the meaning set forth in Section 3.19.
“Health Care Laws” means all Laws and regulations to the extent applicable to the Company’s Business as currently conducted and current Company Products, including, but not limited to: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Public Health Service Act (42 U.S.C. Section 201 et seq.), and the regulations promulgated thereunder; (ii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (iii) the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (HIPAA), 42 U.S.C. §§ 1320d-1329d-8; (iv) all federal and state self-referral prohibitions, state anti-kickback statutes, illegal remuneration and provider conflict of interest Laws; (v) licensure, quality, safety and accreditation requirements under applicable federal, state, local or foreign laws or regulatory bodies; and (vi) any other applicable Laws and regulations relating to the Company’s Business as currently conducted and current Company Products; provided, however, that Health Care Laws exclude Privacy Laws.
“Income Tax” means, with respect to the Company, any Tax that is imposed on or measured by net income or gross income, however determined.
“Indemnified Party” has the meaning set forth in Section 7.4.
“Indemnifying Party” has the meaning set forth in Section 7.4.
“Insurance Policy” has the meaning set forth in Section 3.20.
“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with any reissuances, provisionals, divisionals, substitutions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, company names, doing business as names and fictitious names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (iii) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (iv) mask works and applications, registrations and renewals in connection therewith; and (v) Trade Secrets.
“Intellectual Property License” has the meaning set forth in Section 3.12(b).
“Intended Tax-Free Treatment” has the meaning set forth in Section 2.19(a).
“IRS” means the U.S. Internal Revenue Service.

“IT System” means computer systems, hardware, servers, databases, software, networks, telecommunications systems and related infrastructure, owned or used by the Company that are within its custody, possession or control.
“Law” means any law, code, statute, regulation, rule, ordinance, requirement, or other binding guidance or action, in each case, of a Governmental Authority having force of law.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property that is used in the business of the Company.
“Leases” means all leases, subleases, licenses, concessions and other agreements or written understandings, including all exhibits, amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property or to which the Company is a party.
“Legal Proceeding” means any judicial, administrative or arbitral action, claim, litigation, charge, complaint, suit or other proceeding (public or private), whether at law or equity, by or before a Governmental Authority or arbitrator, including any administrative hearing or investigation.
“Letter of Transmittal” has the meaning set forth in Section 2.14(b).
“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Legal Proceeding or Order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
“Licensed Intellectual Property” has the meaning set forth in Section 3.12(b).
“Lien” means any mortgage, pledge, lien, charge, hypothecation, encumbrance, security interest (including any right to acquire, option or right of preemption or conversion), adverse claim, restriction on transfer or other similar encumbrance or item or any agreement to create any of the foregoing.
“Major Stockholders” means each of SBGH, LLC, Deniz Kural, James Sietstra and Daniele Biasci.
“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance, condition or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of a Material Adverse Effect is, or would reasonably be likely to be or become, materially adverse in relation to (a) the financial condition, assets (including intangible assets), business, or operations of such entity and its Subsidiaries (if any), taken as a whole, or (b) such Person’s ability to perform or comply with the material covenants, agreements or obligations of such Person herein or to consummate the Merger in accordance with this Agreement and applicable Law; provided, however, that any Effect to the extent resulting or arising from any of the following shall not be deemed, either alone or in combination, to constitute or be considered in determining a Material Adverse Effect: (i) the execution and delivery of this Agreement (provided that this clause (i) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement), (ii) with respect to the Company, any failure by such Person to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); (iii) with respect to the Company, any action or failure to take action which action or failure to act is requested in writing by Parent or expressly permitted by, required by, or expressly prohibited to be taken by, this Agreement; (iv) the public disclosure or pendency of this Agreement and the Transactions or the identity or involvement of the Parent and its Affiliates (including any impact on the customers, suppliers, vendors or employees of Company); (v) any change or development in general economic conditions in the industries or markets in which the applicable Person operates, (vi) any change in financing, banking or securities markets generally, (vii) any act of war, armed hostilities or terrorism, change in political environment or other force majeure events, or the escalation thereof, or any worsening thereof or actions taken in response thereto, (viii) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, and (ix) any natural disaster or acts of God, including the occurrence, continuing or worsening, and government or other response or reaction to of any epidemic or pandemic (including in respect of COVID-19), provided, in the case of subsections (v) – (ix), that such Effects do not, have a materially disproportionate adverse impact on the applicable Person, taken as a whole, relative to other similarly situated Persons in the industries or markets in which such Person operates.
“Material Contract” has the meaning set forth in Section 3.16.
“Merger Consideration” means the aggregate consideration to which the Sellers are entitled pursuant to Article II of this Agreement after consummation of the Mergers.
“Merger Sub” and “Merger Subs” have the respective meanings set forth in the introductory paragraph.
“Mergers” has the meaning set forth in the Recitals.
“Milestone” means the earliest to occur of the following: (i) Parent or its Affiliate’s entry into one or more definitive commercialization agreements, or technology partnering or licensing agreements, or collaboration agreements, with third parties using the Company Technology, a target discovered or identified by using Company Technology, or a peptide, protein complex or amino acid sequence assembled using Company Technology, including any Company Product or Enabled Product, pursuant to which (a) Parent is entitled to receive at least Two Million Dollars ($2,000,000) in aggregate upfront cash payments (provided, that the minimum upfront payment under any individual agreement shall be One Million Dollars ($1,000,000)) and (b) an option for a license or a license or similar right is granted to the third party; or (ii) First Commercial Sale of a Company Product or Enabled Product.
“Milestone Consideration” means Fifteen Million Dollars ($15,000,000).
“Most Recent FYE Financial Statements” means the unaudited consolidated balance sheet of the Company as of December 31, 2020, and the related statements of income, cash flows and stockholders’ equity for the 12-month period then ended.
“Multiemployer Plan” has the meaning set forth in ERISA Sections 3(37) and 4001(a)(3).
“Net Closing Cash Adjustment Amount” means the positive or negative amount, if any, equal to (i) the Closing Net Cash minus (ii) $189,376.51.
“Notice Period” has the meaning set forth in Section 7.4.
“Off-the-Shelf Software” means Software and cloud services generally available on standard terms and obtained from a third party in the Ordinary Course.
“OIG” has the meaning set forth in Section 3.14(b).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, “Open Source Licenses” include Copyleft Licenses.
“Open Source Materials” means any Software or content subject to an Open Source License.
“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Authority.
“Ordinary Course” means the ordinary course of business of the Company consistent with past custom and practice, including such actions as are required to comply with, or advisable under, any COVID-19 Measures.
“OSS Triggering Manner” means use of any Open Source Materials in a manner that has subjected any Company Software to the terms of a Copyleft License requiring that any (i) source code of the Company Software be disclosed or distributed, (ii) Company Software be licensed for the purpose of making derivative works, or (iii) Company Software be redistributable at no charge.
“Parent” has the meaning set forth in the introductory paragraph.
“Parent Board” has the meaning set forth in the Recitals.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.0001 per share.
“Parent Common Stock FMV” means: (i) if the Parent Common Stock is then traded on a national securities exchange, the average of the closing prices of the Parent Common Stock as reported on such exchange over the 20-trading day period ending on the trading date immediately prior to the date of determination; (ii) the Parent Common Stock is actively traded over-the-counter, the average of the closing bid prices over the 20-trading day period ending on the trading date immediately prior to the date of termination; and (iii) if there is no active public market for the Parent Common Stock, the fair market value thereof as determined by the price per share paid by investors for the preferred stock of Parent issued and sold in the most recently completed equity financing of Parent at such time.
“Parent Disclosure Schedule” means a document delivered by Parent to the Company referring to the representations and warranties in Article IV.
“Parent Group” means Parent and its Subsidiaries and Affiliates.
“Parent Indemnified Party” has the meaning set forth in Section 7.2(a).
“Parent’s Knowledge” (or any similar formulation) means the actual knowledge of the named executive officers of Parent, after due inquiry.
“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent and its Subsidiaries.
“Parent Prepared Return” has the meaning set forth in Section 5.2(a).
“Paying Agent” has the meaning set forth in Section 2.14.
“Payments Administration Agreement” means a payments administration agreement to be entered into by and among the Parent, Paying Agent and Stockholder Representative, in substantially the form attached hereto as Exhibit M.
“Payout Spreadsheet” has the meaning set forth in Section 2.11
“PCBs” has the meaning set forth in Section 3.19.
“Per Share Closing Cash Consideration” means the quotient of (i) the Closing Cash Consideration, divided by (ii) the Fully Diluted Shares of Company Class A Stock.
“Per Share Deferred Cash Consideration” means the quotient of (i) the Deferred Cash Consideration, divided by (ii) the Fully Diluted Shares of Company Class A Stock.
“Per Share Milestone Consideration” means the quotient of (i) the Milestone Consideration, divided by (ii) the Fully Diluted Shares of Company Class A Stock.

“Per Class A Share Stock Consideration” means 0.03637321.
“Per Common Share Stock Consideration” means 0.08159876.
“Permitted Liens” means: (i) Taxes, assessments and other governmental levies, fees or charges that are (a) not due and payable or (b) being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves on the Most Recent FYE Financial Statements; (ii) mechanics liens and similar liens for labor, materials or supplies incurred in the Ordinary Course for amounts that do not detract from the value of the assets subject thereto or impair the operation of the Business; (iii) with respect to Leased Real Property, easements, covenants, conditions, restrictions and other similar matters affecting title to such Leased Real Property and other title defects which do not materially impair the use or occupancy of such Leased Real Property in the operation of the Business; and (iv) non-exclusive licenses of Intellectual Property granted in the Ordinary Course.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or a Governmental Authority.
“Personal Information” means information (in any form or media) that identifies or can be used to identify an individual (alone or when combined with other associated information), including: (i) individually identifiable Protected Health Information, as defined under Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9); (ii) individually identifiable government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; and (iii) user names, email addresses, passwords or other credentials for accessing accounts; or (iv) personally identifiable information as defined under applicable Privacy Laws.
“Pre-Closing Tax” means (i) Taxes imposed on the Company for any and all Pre-Closing Tax Periods (for the avoidance of doubt, without regard to the due date for payment), (ii) any and all Taxes of any Person imposed on Parent, the Company, the First-Step Surviving Corporation or the Surviving Entity as a transferee or successor, by contract or pursuant to any Law or otherwise, in each case, which Taxes relate to an event or transaction occurring before the Closing, and (iii) any withholding or similar Taxes (but not including, for the avoidance of doubt, any employer-side payroll Taxes) incurred with respect to the Deferred Cash Consideration.
“Pre-Closing Tax Period” means (i) any Taxable period or portion thereof ending on or prior to the Closing Date and (ii) the portion of any Straddle Period ending on the Closing Date, unless otherwise required by a change in applicable Law.
“Prior Entity” has the meaning set forth in Section 3.25.
“Privacy Laws” means, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities; (ii) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies with which the Company has been or is contractually obligated to comply; and (iv) any applicable rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.
“Privacy Policy” means any past or current published privacy policy of the Company applicable to collecting, processing, using or disclosing Personal Information.
“Pro Rata Portion” means, with respect to any Seller, a percentage equal to the quotient of (i) the number of shares of Company Common Stock and Fully Diluted Shares of Company Class A Stock held by such Seller as of immediately prior to the Effective Time, divided by (ii) the total number of outstanding shares of Company Common Stock and Fully Diluted Shares of Company Class A Stock of all Sellers. For purposes of clarity, the sum of all “Pro Rata Portions” shall at all times equal one (1).
“Public Official” means any (i) employee or officer of a Governmental Authority; (ii) person acting in an official capacity for or on behalf of any such Governmental Authority; (iii) federal, state, regional, county or municipal working person or functionary; (iv) employee or officer of an organization authorized by the local government to perform government functions; (v) personnel of federal, state, regional, county or municipality -owned or -controlled commercial corporations, enterprises, institutions or organizations (whether partially or wholly owned); (vi) outside directors of federal, state, regional, county or municipality-owned entities; (vii) legislators (whether full or part-time); (viii) person holding an honorary or ceremonial government position; (ix) royal family members; (x) political parties, political party officials and candidates for political office; and (xi) officers or employees of public international organizations.
“R&W Survival Date” has the meaning set forth in Section 7.1(b).
“Registered Intellectual Property” has the meaning set forth in Section 3.12.
“Representative” has the meaning set forth in Section 5.2(a).
“Requisite Stockholder Approvals” means the adoption of this Agreement and approval of the Transactions by the affirmative vote of, or the execution and delivery to the Company of a written consent by the Company Stockholders.

“Restricted Stock Agreement” means each Stock Restriction Agreement to be entered into by and between the Parent and a Major Stockholder, in substantially the form attached hereto as Exhibit G.
“Rights Agreements” has the meaning set forth in Section 3.3(c).
“Scheduled Permits” has the meaning set forth in Section 3.14(f).
“Second Certificate of Merger” has the meaning set forth in Section 2.2.
“Second Effective Time” has the meaning set forth in Section 2.2.
“Second Merger” has the meaning set forth in the Recitals.
“Second Merger Sub” has the meaning set forth in the introductory paragraph.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Security Breach” has the meaning set forth in Section 3.13(b).
“Sellers” means the Company Stockholders, any holder of a Company Option or person entitled to receive a Company Option who becomes a stockholder of the Company pursuant to the exercise of such Company Option following the Written Consent Effective Time and prior to the First Effective Time, and Company Noteholders immediately prior to the First Effective Time.
“Software” means any computer programs and software code, including any software validations and implementations of algorithms, models and methodologies, whether in source code or object code.
“Stock Consideration Shares” means an aggregate of 669,743 shares of Parent Common Stock.
“Stockholder Representative” means SBGH, LLC, a Delaware limited liability company.
“Stockholder Written Consent” has the meaning set forth in the Recitals.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means with respect to any Person, means (i) any corporation fifty percent (50%) or more of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has a fifty percent (50%) or more equity interest. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Surviving Entity” has the meaning set forth in Section 2.1(b).
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, escheat amounts or other amounts due in respect of unclaimed property or other tax, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or group (including any arrangement for group or consortium relief or similar arrangement) for any Taxable period.
“Tax Claim” has the meaning set forth in Section 5.2(d).
“Tax Return” means any return, declaration, statement, report, claim for refund, form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other similar document, including any amendment thereof, filed or required to be filed with, or required to be supplied in copy to, a Governmental Authority with respect to Taxes.
“Third Party Claim” means any action, lawsuit, proceeding, investigation, audit or other claim against or involving an Indemnified Party by a third party.
“Threshold” has the meaning set forth in Section 7.5(d).
“Trade Secrets” means trade secrets and confidential business information, comprising formulas, patterns, compilations, programs, devices, methods, techniques or processes, that derive independent economic value because they are not generally known or readily ascertainable by others, and which the owner takes reasonable measures to keep secret.
“Transaction Documents” means this Agreement, the Certificates of Merger, the Stockholder Written Consent, the Restricted Stock Agreements, the Award Cancellation Agreements, the Note Cancellation Agreements and the Escrow Agreement.
“Transactions” means any transaction or arrangement contemplated by this Agreement, including (i) the Mergers and the other transactions and arrangements described in the Recitals and (ii) the execution, delivery and performance of the Transaction Documents other than this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.2(e).
“Treasury Regulations” means regulations promulgated by the IRS under the Code.
“Unvested Stock Consideration Shares” has the meaning set forth in Section 7.2(b)(ii).
“VAT” has the meaning set forth in Section 3.11(r).
“Withholding Agent” has the meaning set forth in Section 2.17.
“Written Consent Effective Time” has the meaning set forth in the Recitals.
1.3    Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Annexes, Schedules and Exhibits shall mean and refer to Articles, Sections, Annexes, Schedules and Exhibits of this Agreement; (b) any reference to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case, at the time such reference is made; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules, Exhibits and Annexes hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (f) the term “including” or any variation thereof shall be deemed to be followed by “without limitation”; (g) words of any gender include each other gender; (h) all references to days or months shall be deemed references to calendar days or months; (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; (j) any time period set forth in this Agreement that ends on a calendar day that is not a Business Day shall be deemed to mean the next succeeding Business Day; and (k) all references to “$” and “dollars” shall be deemed references to United States dollars. The use of the word “including” or any variation thereof shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The use of the words “or,” “either,” “and/or” and “any” shall not be exclusive. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means an electronic copy of the document or information referred to, which has been provided to the party to whom such information or material is to be provided; provided, however, for all documents or information to be provided to, furnished to or made available to Parent hereunder, such document or information shall be deemed to have been provided to, furnished to or made available to Parent only if placed in the virtual data room made available to Parent and/or its external counsel no less than two (2) days prior to the date hereof, and which shall not have been modified or removed from such virtual data room prior to Closing. The recitals to this Agreement and the exhibits, schedules and annexes identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Further, prior drafts of this Agreement or any documents executed and delivered in connection herewith or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the documents executed and delivered in connection herewith shall not be used as a rule of construction or otherwise constitute evidence of the intent of the parties hereto or thereto, and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any provision in this Agreement. In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and shall not be deemed superseded or modified by any other such representation or warranty.
ARTICLE II THE CONTEMPLATED TRANSACTIONS
2.1    The Mergers.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent following the First Merger. The Company, as the surviving corporation after the First Merger, is sometimes referred to herein as the “First-Step Surviving Corporation.”
(b)    As part of a single integrated plan, at the Second Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL and the DLLCA, the First-Step Surviving Corporation shall be merged with and into Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease, and Second Merger Sub shall continue as the surviving entity and as a wholly-owned subsidiary of Parent following the Second Merger. The surviving entity after the Second Merger is sometimes referred to herein as the “Surviving Entity.”
2.2    Closing; Effective Times. Subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article V, the closing of the Mergers (the “Closing”) shall take place on the date hereof, unless another date is agreed to in writing by Parent and the Company. The Closing shall be effected by the electronic exchange of documents and signatures by electronic transmission, or by such other means or at such other place as the parties shall agree. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall cause the First Merger to be effected by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL. The First Merger shall become effective at the date and time of such filing of the Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the First Certificate of Merger (such time being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, Parent and Second Merger Sub shall cause the Second Merger to be effected by filing a certificate of merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA. The Second Merger shall become effective at the date and time of such filing of the Second Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Second Certificate of Merger (such time being the “Second Effective Time”).
2.3    Effects of the Mergers.
(a)    At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First-Step Surviving Corporation, which shall include the assumption by the First-Step Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.
(b)    At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the First-Step Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of the Surviving Entity and the First-Step Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.
2.4    Organizational Documents.
(a)    First-Step Surviving Corporation Certificate of Incorporation and Bylaws. At the First Effective Time, the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit B hereto, and, as so amended and restated, shall be the certificate of incorporation of the First-Step Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law. At the First Effective Time, the bylaws of the First-Step Surviving Corporation shall be amended and restated to read in their entirety as set forth in Exhibit C hereto, and, as so amended and restated, shall be the bylaws of the First-Step Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the First-Step Surviving Corporation and as provided by applicable Law.
(b)    Surviving Entity Certificate of Formation and Limited Liability Company Agreement. At the Second Effective Time, the certificate of formation and the limited liability company agreement of Second Merger Sub, in each case as in effect immediately prior to the Second Effective Time, shall be amended as set forth in the forms attached hereto as Exhibit D and Exhibit E, respectively.
2.5    Management of the First-Step Surviving Corporation and the Surviving Entity.
(a)    Directors and Officers of First-Step Surviving Corporation. Unless otherwise determined by Parent prior to the First Effective Time, the parties shall take all requisite action so that, from and after the First Effective Time: (i) the directors of First Merger Sub immediately prior to the First Effective Time shall be the directors of the First-Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First-Step Surviving Corporation and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal; and (ii) the officers of First Merger Sub immediately prior to the First Effective Time shall be the officers of the First-Step Surviving Corporation, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.
(b)    Managers and Officers of Surviving Entity. Unless otherwise determined by Parent prior to the Second Effective Time, the parties shall take all requisite action so that, from and after the Second Effective Time: (i) the managers of Second Merger Sub immediately prior to the Second Effective Time shall be the managers of the Surviving Entity, to hold office in accordance with the provisions of the DLLCA and the certificate of formation and limited liability company agreement of the Surviving Entity until their respective successors are duly elected and qualified or until such manager’s earlier death, resignation or removal; and (ii) the officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Surviving Entity, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity.
2.6    Effect of First Merger on Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action to be taken on the part of the holder of any shares of Company Class A Common Stock or Company Common Stock or any shares of capital stock of First Merger Sub, or on the part of the Company, Parent, First Merger Sub or any other Person, the following shall occur:
(a)    Capital Stock of First Merger Sub. Each share of capital stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted automatically into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First-Step Surviving Corporation and collectively shall constitute the only outstanding shares of capital stock of the First-Step Surviving Corporation immediately following the First Merger and each stock certificate of First

Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of common stock of the First-Step Surviving Corporation.
(b)    Cancellation of Securities Held by the Company and Parent. Any shares of Company Class A Common Stock or Company Common Stock that are owned by the Company (as treasury stock or otherwise), Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company, in each case, immediately prior to the First Effective Time, including the Excluded Shares (collectively, the “Cancelled Shares”), shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c)    Conversion of Company Class A Common Stock. Each share of Company Class A Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares) shall, subject to the terms and conditions of this Agreement, be converted into the right to receive (without interest) the following consideration, payable as set forth herein:
(i)    a certificate or book entry reflecting, for each share of Company Class A Common Stock, a number of shares of Parent Common Stock equal to the Per Class A Share Stock Consideration;
(ii)    an amount of cash equal to, for each share of Company Common Stock, the Per Share Closing Cash Consideration;
(iii)    a contingent right to receive, subject to Section 2.13, an amount of cash equal to, for each share of Company Class A Common Stock, the Per Share Deferred Cash Consideration; and
(iv)    a contingent right to receive, subject to Section 2.13, an amount of cash equal to, for each share of Company Class A Common Stock, the Per Share Milestone Consideration.
(d)    Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares) shall, subject to the terms and conditions of this Agreement, be converted into the right to receive (without interest) the following consideration, payable as set forth herein:
a certificate or book entry reflecting, for each share of Company Common Stock, a number of shares of Parent Common Stock equal to the Per Common Share Stock Consideration.
2.7    Effect of First Merger on Company Options and Company SARs.
(a)    At the First Effective Time, each Company Option, Company SAR, or commitment to issue any Company Option or Company SAR, shall be cancelled and exchanged for the portion of the Aggregate Award Payouts consideration set forth on the Payout

Spreadsheet, pursuant and subject to the execution by each holder of each such Company Option or Company SAR, or person entitled to receive such Company Option or Company SAR, of an award cancellation agreement in substantially the form attached hereto as Exhibit I (an “Award Cancellation Agreement”).
(b)    Prior to the Closing, the Company shall (i) take all reasonably necessary and appropriate actions as may be required to effectuate the provisions of Section 2.7(a), to cause the Company Equity Plan and all Company Options and Company SARs to terminate as of the Closing and be of no further force and effect, in each case, in accordance with the Company Equity Plan (or other applicable agreement), including adopting corporate resolutions, delivering all required notices and procuring required consents, waivers or releases, if any, reasonably satisfactory to Parent; (ii) obtain from each Company Optionholder and Company SAR holder an Award Cancellation Agreement and (iii) ensure that after the First Effective Time, no holder of any options, warrants or rights to acquire any equity interest in the Company, or any beneficiary thereof, nor any other current or former participant in the Company Equity Plan shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plan, except to the extent provided in this Article II. Without limiting the generality of the foregoing, from and after the Closing, all Company Options and Company SARs shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of Company Options and Company SARs shall cease to have any rights with respect thereto, except, the right to receive a portion of the Aggregate Award Payouts in accordance with Section 2.7(a).
2.8     Effect of First Merger on Company Notes. At the First Effective Time, each Company Note shall be cancelled and exchanged for the consideration set forth on the Payout Spreadsheet, pursuant and subject to the execution by each holder of each such Company Note, or person entitled to receive such Company Note, of a note cancellation agreement in substantially the form attached hereto as Exhibit J (a “Note Cancellation Agreement”).
(a)    Prior to the Closing, the Company shall (i) take all reasonably necessary and appropriate actions as may be required to effectuate the provisions of Section 2.7(a), to cause the Company Notes to terminate as of the Closing and be of no further force and effect, in each case, in accordance with the applicable Company Note, including adopting corporate resolutions, delivering all required notices and procuring required consents, waivers or releases, if any, reasonably satisfactory to Parent; (ii) obtain from each Company Noteholder a Note Cancellation Agreement and (iii) ensure that after the First Effective Time, no holder of any options, warrants or rights to acquire any equity interest in the Company, nor any beneficiary thereof, shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any Company Note, except to the extent provided in this Article II. Without limiting the generality of the foregoing, from and after the Closing, all Company Notes shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of Company Notes shall cease to have any rights with respect thereto, except, the right to receive any Merger Consideration in accordance with Section 2.7(a).

(b)    Each Company Note cancelled in accordance with Section 2.8 shall be entitled to receive (if any), with respect to each share of Company Common Stock covered by such Company Note immediately prior to the First Effective Time:
(i)a certificate or book entry reflecting, for each share of Company Common Stock, a number of shares of Parent Common Stock equal to the Per Class A Share Stock Consideration;
(ii)an amount of cash equal to, for each share of Company Common Stock, the Per Share Closing Cash Consideration;
(iii)an amount of cash equal to the Fractional Share Payout for such Company Note;
(iv)a contingent right to receive, subject to Section 2.13, an amount of cash equal to, for each share of Company Common Stock, the Per Share Deferred Cash Consideration; and
(v)a contingent right to receive, subject to Section 2.13, an amount of cash equal to, for each share of Company Common Stock, the Per Share Milestone Consideration.
2.9    Rights Cease to Exist. As of the First Effective Time, all shares of Company Common Stock and Company Class A Common Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and each holder of any shares of Company Common Stock or Company Class A Common Stock shall cease to have any rights with respect thereto, except the rights set forth in this Article II.
2.10    No Fractional Shares. Notwithstanding any provision herein to the contrary, no fractional shares of Parent Common Stock shall be issued pursuant to this Article II (with the intended effect that any shares of Parent Common Stock issuable to a single Seller on a particular date shall be aggregated and then rounded up to the nearest whole number).
2.11    Payout Spreadsheet. Attached as Exhibit F hereto is the Payout Spreadsheet, to be updated and certified by the Chief Executive Officer of the Company and setting forth, as of a date no later than one (1) Business Day prior to the Closing: (i) with respect to the Sellers: (A) the name, address and social security number (or tax identification number, if applicable) of each Seller immediately prior to the Closing; (B) the Pro Rata Portion of each Seller; (C) the corresponding portion of the Closing Cash Consideration, Deferred Cash Consideration, Milestone Consideration and number of Stock Consideration Shares that each such Seller is eligible to receive; (D) the wire instructions for such Seller; (E) any amounts required to be withheld; (F) with respect to the Company Stockholders, the number of shares of Company Common Stock or Company Class A Common Stock, as applicable, held by the Company Stockholders immediately prior to the Closing; (G) with respect to each Company Optionholder or Company SAR holder, the number of Company Options or Company SARs held by each Company Optionholder or Company SAR holder, as applicable, immediately prior to the Closing and the grant date, exercise price and vesting schedule thereof; (H) the portion of the Aggregate Award Payouts payable to each such Company Optionholder and Company SAR holder subject to his or her execution of an Award Cancellation Agreement; (G) with respect to each Company Noteholder, the outstanding amounts of Company Notes held by each Company Noteholder immediately prior to the Closing and the grant date, and conversion price, if any, thereof; (H) the amount of Merger Consideration payable to each such Company Noteholder subject to his or her execution of a Note Cancellation Agreement; (ii) the Sellers’ calculation of the Closing Cash Consideration; and (iii) any other amounts along with wire instructions to be paid by Parent at Closing, including unpaid Company Transaction Expenses, and (v) wire instructions for the Escrow Agent for delivery of the Deferred Cash Consideration and the Milestone Consideration. The Parties agree that Parent, First Merger Sub, Second Merger Sub and the Surviving Entity will have the right to rely on the Payout Spreadsheet as setting forth an accurate listing of all amounts due to be paid by Parent, First Merger Sub, Second Merger Sub and the Company to the Sellers in exchange for all outstanding shares of Company Common Stock and Company Class A Common Stock. Parent, First Merger Sub, Second Merger Sub and the Surviving Entity will not have any liability with respect to the allocation of any shares of Parent Common Stock or cash made to the Sellers in accordance with the Payout Spreadsheet and this Agreement other than performance of its obligations as set forth herein.
2.12    Payments at Closing. At the Closing, Parent shall make, or cause to be made, payments as follows:
(a)    Parent shall make payments to the applicable Persons, by wire transfer of immediately available funds, the Company Transaction Expenses, in each case as directed in writing by the Company prior to the Closing pursuant to invoices or other evidence reasonably satisfactory to Parent, except that Parent shall cause any compensatory Company Transaction Expenses payable to Company Employees to be paid through the Surviving Entity’s payroll system;
(b)    Parent shall (i) deposit or cause to be deposited with the Surviving Entity, by wire transfer of immediately available funds, the applicable portion of the Aggregate Award Payouts for distribution (directly or through a subsidiary of the Surviving Entity) to the employee Company Optionholders and Company SAR holders as of immediately following the Closing pursuant to Section 2.7 and in accordance with the Payout Spreadsheet, and (ii) make payments directly by wire transfer of immediately available funds, the applicable portion of the Aggregate Award Payouts to the non-employee Company Optionholder and Company SAR holder as of immediately following the Closing pursuant to Section 2.7 and in accordance with the Payout Spreadsheet;
(c)    Parent shall deposit or cause to be deposited with the Paying Agent, for exchange in accordance with this Article II through the Paying Agent, the applicable portions of the Closing Cash Consideration payable to the Company Stockholders, the Company Noteholders and any other Sellers in accordance with the Payout Spreadsheet, and shall make book-entry shares or issue stock certificates representing the aggregate number of shares of Parent Common Stock issuable to the Sellers as of immediately following the Closing in accordance with the Payout Spreadsheet and pursuant to Sections 2.6(c)(i), 2.7(c)(i) and 2.8(b)(i); and
(d)    Parent shall deposit the Deferred Cash Consideration and the Milestone Consideration with the Escrow Agent.
2.13    Payment of Deferred and Milestone Consideration.
(a)    Deferred Cash Consideration. Subject to Section 2.13(c), within five (5) Business Days after the Deferred Consideration Payment Date, Parent and the Representative shall instruct the Escrow Agent as set forth in the Escrow Agreement to pay, and the Escrow Agent shall pay, the Deferred Cash Consideration to the applicable Sellers in accordance with the Payout Spreadsheet; provided, that each applicable Seller, separate from the other applicable Sellers, shall be eligible to receive a portion of the Deferred Cash Consideration.
(b)    Milestone Consideration. Within five (5) Business Days following the achievement of the Milestone, Parent shall deliver a notice in writing (the “Milestone Notice”) to the Representative regarding the achievement of the Milestone. Subject to Section 2.13(c), within five (5) Business Days following Parent’s delivery of the Milestone Notice Parent and the Representative shall instruct the Escrow Agent to pay, and the Escrow Agent shall pay, the Milestone Consideration to the applicable Sellers in accordance with the Payout Spreadsheet.
(c)    Payments. The parties acknowledge and agree that: (A) each of the Deferred Cash Consideration and the Milestone Consideration is an integral part of the consideration pursuant to this Agreement and the transactions contemplated hereby; (B) the right of the applicable Sellers to payment of a portion of the Deferred Cash Consideration and to a portion of the Milestone Consideration shall not be represented by a certificate or other instrument; (C) the right of applicable Sellers to payment of the Deferred Cash Consideration or of the Milestone Consideration shall not bear any interest; and (D) the right of one applicable Seller to receive its portion of the Deferred Cash Consideration or its portion of the Milestone Consideration shall be separate from any other applicable Seller’s right to receive its portion of Deferred Cash Consideration or Milestone Consideration. Each of the Deferred Cash Consideration and the Milestone Consideration will constitute Merger Consideration payable to the applicable Sellers for their Company Class A Common Stock and not compensation or deemed compensation for any services rendered or to be rendered at any time, and will not be subject to payroll Tax withholding.
2.14    Paying Agent.
(a)    SRS Acquiom will act as paying agent hereunder (in such capacity, the “Paying Agent”) for the delivery, pursuant to the terms of the Payments Administration Agreement and the terms of this Agreement, of the aggregate Closing Cash Consideration payable to the Sellers as of immediately following the Closing. At or prior to the First Effective Time, Parent will deposit (or cause to be deposited) with the Paying Agent, for the benefit of the Sellers, the aggregate cash for distribution to the Company Stockholders and the Company Noteholders as of immediately following the Closing pursuant to Section  2.6(c)(ii), 2.7(c)(ii)

and 2.8(b)(ii), in each case, in accordance with the Payout Spreadsheet. The Paying Agent will hold and distribute the Closing Cash Consideration payable to applicable Sellers pursuant to the provisions of an agreement between Parent and the Paying Agent.
(b)    Letter of Transmittal. Promptly following the First Effective Time, Parent shall cause the Paying Agent to send to the Sellers of record a letter of transmittal in the form attached hereto as Exhibit L (each, a “Letter of Transmittal”). Upon receipt by the Paying Agent of the Letter of Transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the Seller shall be entitled to receive in exchange therefor the consideration provided for herein. Parent shall cause the Paying Agent to make payment to each Seller promptly following receipt by the Paying Agent of such duly completed Letter of Transmittal. If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the Company Common Stock Certificate, Company Option, Company SAR or Company Note, as applicable, is registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Company Common Stock Certificate, Company Option, Company SAR or Company Note, as applicable, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the First Effective Time, each Company Common Stock Certificate, Company Option, Company SAR or Company Note, as applicable, shall represent only the right to receive the applicable portion of the Merger Consideration or Aggregate Award Payouts, as applicable, provided for herein as contemplated by this Article II.
2.15    Transfer Books; No Further Ownership Rights in Company Common Stock or Company Class A Common Stock. The right to receive the applicable portion of the consideration provided for herein, in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Class A Common Stock previously represented by such Company Common Stock Certificates, and at the close of business on the day on which the First Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock and Company Class A Common Stock that were outstanding immediately prior to the First Effective Time. If, at any time after the First Effective Time, Company Common Stock Certificates are presented to Parent or the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article II.
2.16    No Liability. Notwithstanding anything in this Agreement to the contrary, none of the parties hereto shall be liable to any Person for any portion of the payments contemplated by this Article II delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
2.17    Withholding Taxes. The Company, the Merger Subs, the First-Step Surviving Corporation, the Surviving Entity (including any subsidiary of the Surviving Entity) and the

Paying Agent (each, a “Withholding Agent”), shall be entitled to deduct and withhold from that portion of any payments contemplated by this Article II or any other amount payable to a Seller pursuant to this Agreement, and shall pay to the appropriate Governmental Authority, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law. To the extent amounts are so deducted and withheld and paid to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding were made. Without limiting the foregoing, and in lieu of deducting from any payment, the applicable Withholding Agent may require that any Seller make arrangements satisfactory to such applicable Withholding Agent to satisfy any withholding requirements as a condition to making any payment (including, for example, in an instance where payment is to be made in shares of Parent Common Stock). Notwithstanding anything to the contrary, any compensatory payments for Tax purposes payable pursuant to or as contemplated by this Agreement shall be paid through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding. For the avoidance of doubt, (i) any such amount withheld shall reduce the cash consideration payable to such Seller regardless of whether the withholding is in respect of cash or equity consideration payable hereunder, and (ii) the payment of Merger Consideration shall not be subject to payroll Tax withholding, unless otherwise required by a change in applicable Law. In the event any amount (other than in respect of compensatory payments) is required to be withheld or deducted pursuant to this Agreement, the parties agree to and shall cooperate in good faith to reduce such amount to be withheld or deducted to the maximum extent permitted under applicable law. Each party shall use commercially reasonable efforts to notify the other parties at least five (5) Business Days in advance before any amount is to be withheld or deducted.
2.18    Effect of the Second Merger on Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action to be taken on the part of the holder of any shares of Company Common Stock or Company Class A Common Stock or any units of membership interest in Second Merger Sub, or on the part of the Company, Parent, the Merger Subs or any other Person:
(a)    each share of capital stock of the First-Step Surviving Corporation outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and
(b)    each unit of membership interest in Second Merger Sub outstanding immediately prior to the Second Effective Time shall remain unchanged and continue to remain outstanding as a unit of membership interest in the Surviving Entity. At the Second Effective Time, Parent shall continue as the sole, direct holder of membership interests in the Surviving Entity.
2.19    Tax Treatment.
(a)    Each of Parent, the Merger Subs and the Company intends that the Mergers, taken together, constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, in accordance with IRS Revenue

Ruling 2001-46, 2001-2 CB 321 (the “Intended Tax-Free Treatment”). Each of Parent, the Merger Subs and the Company and its respective Affiliates and representatives (including the Representative (as defined in Section 5.2(a))) shall, unless otherwise required by applicable Law, (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Parent for the taxable year that includes the Mergers), and (B) take no Tax position inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).
(b)    This Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
(c)    Each of Parent, the Merger Subs and the Company and its respective Affiliates and representatives shall reasonably cooperate and use respective commercially reasonable efforts to cause the Mergers to qualify for the Intended Tax-Free Treatment, and, except for the performance of this Agreement in accordance with its terms, agree not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment. Such cooperation and commercially reasonable efforts shall include taking actions (and not failing to take actions) to cause the Mergers to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment.
(d)    Notwithstanding any provision herein to the contrary, (i) no party or its respective Affiliates shall have any liability to the other party, or any Seller, with respect to the tax treatment or the tax consequences of the Mergers (other than, for the avoidance of doubt, any liability resulting from (A) any tax representations provided by such party pursuant to Section 2.19(c) (if applicable) and (B) any breach of or failure to perform any covenant or agreement of such party provided for in this Agreement including pursuant to Section 2.19(c) (if applicable)), and (ii) each Seller shall be solely responsible with respect to the tax treatment of the Mergers as to such Seller as well as the tax consequences thereof.
(e)    The parties acknowledge and agree that the intended fair market value of the Parent Common Stock payable to the Sellers as Merger Consideration is $67.19 per share as of the date hereof.
2.20    Further Action. If, at any time after the First Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity or Parent with full right, title and possession of and to all rights and property of the Merger Subs and the Company, the officers and directors or managers, as applicable, of the Surviving Entity, Parent shall be fully authorized (in the name of each of the Merger Subs, in the name of the Company, in the name of the Sellers or otherwise) to take such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as expressly set forth in the applicable section of the Company Disclosure Schedule (as interpreted in accordance with Section 8.12), the Company represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date (except where a representation or warranty is made herein as of a specified date) as follows, provided, that for purposes of these representations and warranties (other than those in Sections 4.1, 4.2, 4.3, 4.4 and 4.7), the term “Company” shall include any and all of the Subsidiaries of the Company, unless noted otherwise herein:
3.1    Organization and Good Standing.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and license its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the assets or properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary, except where the Company’s failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Governing Documents.
(b)    Section 3.1(b) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company, such Subsidiary’s jurisdiction of incorporation or formation and the record ownership as of the date hereof of all Equity Interests issued by such Subsidiary. All of the Company’s Subsidiaries are wholly owned by the Company, duly organized, validly existing and in good standing under the laws of the jurisdiction in which such Subsidiary is formed (to the extent such concept in recognized in such jurisdiction) and are duly qualified to conduct business under the Applicable Laws of such jurisdiction. Each of the Subsidiaries is qualified to do business as a foreign corporation (or equivalent) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not constitute a Material Adverse Effect. No Subsidiary of the Company is in default under or in violation of any provision of its Organizational Documents.
(c)    The Company has made available to Parent true, accurate and complete copies of the Organizational Documents of the Company.
3.2    Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and, with receipt of the Requisite Stockholder Approvals in the form of the Stockholder Written Consent, each of which shall become effective at the Written Consent Effective Time, to consummate the Mergers and the other Transactions to which the Company is a party. The execution and delivery of this Agreement and, upon receipt of the Stockholder Written Consents immediately following the execution of this Agreement, the consummation of the Mergers and the other Transactions to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”). The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has (i) approved this Agreement, the Mergers and the other Transactions to which the Company is a party and determined that this Agreement, the Mergers and the other Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, is advisable and in the best interests of the Company and the holders of Company Common Stock and in accordance with the provisions of applicable Laws and the Company Governing Documents and (ii) has submitted this Agreement to the holders of Company Common Stock for the purpose of adoption and unanimously recommended that the holders of Company Common Stock adopt this Agreement. Except for the Requisite Stockholder Approvals, no other vote or approval of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to approve or adopt this Agreement, the Mergers and the other Transactions to which the Company is a party.
3.3    Capitalization.
(a)    Section 3.3(a) of the Company Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of Company Common Stock (and any other Equity Interests of the Company), the names of the record owners thereof, and the number, type, class and series of Equity Interests held by each such owner (including, in respect of any Company Options, Company SARs or other convertible securities, the number of shares of Company Common Stock (and the class and series of such Company Common Stock) into which such Equity Interest is convertible as of the date hereof). Each Company Option and Company SAR was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Equity Plan. All of the issued and outstanding shares of Company Common Stock have been, and all shares which may be issued pursuant to the exercise of the Company’s other Equity Interests, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights; and (iii) free of any Liens.
(b)    Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding or authorized Equity Interests, options, stock appreciation rights, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon any of them providing for the issuance, disposition or acquisition of any Equity Interests, and the Company does not have any contractual or legal requirement to provide any notice or disclosure to any holder in respect of any such items in connection with the consummation of the Transactions. There are no commitments or agreements to provide any equity-based or equity-linked compensation that has not been granted other than pursuant to the exercise of Company Options or stock appreciation rights under the Company Equity Plan, or the conversion of Company Notes that are outstanding as of the date of this Agreement. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding or authorized phantom stock, profits interests or similar rights with respect to the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests. No former direct or indirect holder of any Equity Interests of the Company has any claim or rights against the Company or any other holder of Equity Interests of the Company that remains unresolved. The Company does not have any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no declared or unpaid dividends with respect to any shares of Company Common Stock.
(c)    Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or by which the Company is bound; and (ii) there are no agreements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Common Stock, or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants (the items described in the foregoing clauses (i) and (ii), collectively, the “Rights Agreements”). On or prior to the First Effective Time, all Rights Agreements shall have been terminated and of no further force or effect.
3.4    Non-Contravention.
(a)    Except as described in Section 3.4(a) of the Company Disclosure Schedule and assuming that all filings and notifications described in Section 3.4(b) have been made, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will: (i) result in the creation of any Lien, other than Permitted Liens, on any of the material properties or assets of the Company or any of the shares of Company Common Stock, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (A) any provision of the Company Governing Documents or any resolution adopted by stockholders of the Company or the Company’s board of directors, (B) any Material Contract of the Company or any Contract applicable to its material properties or material assets, or (C) any applicable Law, or (iii) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which the Company or any of the assets owned or used by the Company is subject.
(b)    Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to the Company in connection with the execution and delivery of this

Agreement or the consummation of the Transactions. The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by the Company or that otherwise relates to the Business as currently conducted or to any of the assets owned or used by the Company.
3.5    Brokers’ Fees. Neither the Company nor any Seller nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.
3.6    Title to Assets. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company does not hold title to or leasehold interest in any real property and has never owned or leased any real property. The Company is not a party to any Contract to purchase or sell any real property. The Company has good title to, or valid leasehold interest in, all of the tangible properties, and interests in tangible properties and assets, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course), or, with respect to leased properties and tangible assets, valid leasehold interests in such properties and tangible assets that afford the Company valid leasehold possession of the properties and tangible assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens. All machinery, equipment and other tangible personal property owned or leased by the Company is in all material respects structurally sound, and in good operating condition (normal wear and tear excepted) and adequate for the uses to which it is put. Section 3.6 of the Company Disclosure Schedule sets forth each parcel of Leased Real Property and interest therein (the “Company Facilities”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the commencement date, the term of the Company Lease and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder. The Company has made available to Parent true, correct and complete copies of all Leases and other Contracts in respect of all Leased Real Property, including all exhibits, addenda, modifications, amendments, renewals, terminations and supplements thereto (“Company Leases”). The Company currently occupies all of the Company Facilities for the operation of its business, and to the Company’s Knowledge there are no other parties occupying, or with a right to occupy, the Company Facilities. The Company Facilities are in good operating condition and repair and are suitable for the current conduct of the Business. To the Company’s Knowledge, the Company is not violating, and since the Company’s formation, has not violated, any Law relating to any Leased Real Property or operations thereon. To the Company’s Knowledge, the Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any Lease of real property that is no longer in effect and has no continuing liability with respect to such terminated real property Leases. The Company is not a party to any agreement or subject to any claim that may require the payment of any leasing commission, real estate brokerage commission or other brokerage fee, and no such commission or fee is owed with respect to any of the Company Facilities. To the Company’s Knowledge, the Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Leased Real Property, (ii) as set forth on Section 3.6 of the Company Disclosure Schedule and (iii) to the extent expressly set forth in the Lease relating to such Leased Real Property. To the Company’s Knowledge, all buildings, plants, structures and other improvements used by any Company lie wholly within the boundaries of the Leased Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. Except as set forth on Section 3.6 of the Company Disclosure Schedule and to the Company’s Knowledge, the Leased Real Property complies in all material respects with all applicable Laws, including zoning and land use laws, regulations, codes and/or ordinances, and the Company has not received any notifications from any Governmental Authority or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property outside of Ordinary Course. The Company has not entered into (or been granted) any extension, amendment, waiver or other accommodation in connection with the economic conditions relating to COVID-19 that would have the result of decreasing, delaying or otherwise modifying its payment obligations with respect to the Company Leases or Company Facilities.
3.7    Financial Statements.
(a)    Section 3.7(a) of the Company Disclosure Schedule sets forth (i) the Most Recent FYE Financial Statements and (ii) the unaudited consolidated balance sheet of the Company as of April 30, 2021 (the “Company Balance Sheet”; such date, the “Company Balance Sheet Date”) and the related consolidated statement of operations for the four-month period then ended (collectively, the “Financial Statements”) The Financial Statements (A) are derived from and in accordance with the books and records of the Company, (B) except as set forth on Section 3.7(a) of the Company Disclosure Schedule, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (C) present fairly in all material respects the financial condition and results of operation of the Company at the dates and for the periods therein indicated (subject, in the case of unaudited interim period financial statements, to (1) the absence of notes, which, if included, would not materially differ from the notes to the audited Financial Statements and (2) normal recurring year-end audit adjustments, none of which individually or in the aggregate are expected to be material in amount or nature) and (D) are true and correct in all material respects.
(b)    Section 3.7(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Debt (other than accrued Income Taxes), including, for each item of such Company Debt, the agreement governing such indebtedness and the interest rate, maturity date, any assets securing such Company Debt and a description of any prepayment penalties associated with such indebtedness.
3.8    Undisclosed Liabilities. The Company does not have any Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of April 30, 2021, (ii) those arising out of the Material Contracts that do not result from any breach of Contract or warranty, and (iii) those incurred in the business of the

Company since April 30, 2021 in the Ordinary Course and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of applicable Law.
3.9    Absence of Certain Changes. Except as set forth in Section 3.9 of the Company Disclosure Schedule and as expressly contemplated by this Agreement and the Transaction Documents, since April 30, 2021, the Company has conducted the business of the Company in the Ordinary Course and has not:
(a)    suffered a Company Material Adverse Effect or suffered any material theft, damage, destruction or casualty loss to its material assets, whether or not covered by insurance;
(b)    redeemed or repurchased, directly or indirectly, or declared, set aside or paid any dividends on, or made any other distributions (whether in cash or in kind) with respect to, any Equity Interests in the Company;
(c)    issued, sold or transferred any notes, bonds or other debt securities, any equity securities, or any securities convertible, exchangeable or exercisable into, directly or indirectly, any Equity Interests in the Company;
(d)    borrowed any amount or incurred or become subject to any Company Debt (including contingently as a guarantor or otherwise) or other Liabilities, except current Liabilities incurred in the Ordinary Course;
(e)    discharged or satisfied any Lien or paid any Liability related to the Company (other than (i) Permitted Liens or minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or impair the operations of the Company or (ii) Liabilities paid in the Ordinary Course), or prepaid any amount of indebtedness or subjected any portion of its properties or assets to any Lien or other encumbrance (other than (i) Permitted Liens and (ii) Liens that will be released at or prior to the Closing);
(f)    sold, leased, subleased, licensed, assigned, transferred or otherwise disposed of (including transfers to any Sellers or officers) any of its material tangible or intangible assets (including Company Intellectual Property) other than non-exclusive licenses to service providers solely to the extent necessary to enable such service providers to perform services for the Company under their applicable agreements with the Company entered in the Ordinary Course;
(g)    failed to pay any creditor an amount when due, or waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course;
(h)    entered into any Material Contract or amended or terminated the rights of the Company thereunder;

(i)    (i) other than in the Ordinary Course, made, granted or promised any bonus or any wage, salary or compensation increase to, or made any other change in employment terms for, any director, officer, employee, sales representative or consultant, (ii) granted or promised any increase or acceleration of vesting for any arrangements under any Company Employee Plan or arrangement, (iii) amended or terminated any existing employee Company Employee Plan or arrangement (other than an amendment required by Law), or (iv) adopted any new Company Employee Plan or arrangement;
(j)    made any material change in accounting methods or practices;
(k)    made any capital expenditures that aggregate in excess of $20,000 or any charitable contributions outside of the Ordinary Course;
(l)    made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course that do not exceed $10,000 in the aggregate);
(m)    instituted or settled any claim or lawsuit or was subject to any investigation brought by any third party, including, but not limited to, any Governmental Authority;
(n)    acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock, or acquired any other material assets;
(o)    made or changed any material Tax election, changed any method of accounting in respect of material Taxes, entered into any agreement in respect of material Taxes (other than as set forth in this Agreement), amended or filed any income Tax Return (including any estimated Tax Return or other material Tax Return), unless a copy of such Tax Return had been made available to Parent for review a reasonable time prior to filing, entered into any closing agreement with respect to material Taxes, settled any claim or assessment in respect of material Taxes, surrendered any right to claim a material Tax refund, made or requested any material Tax ruling, entered into any transaction giving rise to a material deferred gain or loss, or consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;
(p)    disclosed any material and proprietary confidential information to any Person that is not subject to a reasonable confidentiality agreement or obligation of confidentiality;
(q)    been involved in any employment dispute, including claims or matters raised by any individual, Governmental Authority, or any workers’ representative organization, bargaining unit or union regarding, claiming or alleging any labor issue or claim of breach of contract, policy, or past practice, misrepresentation, wrongful or unlawful discharge or any unlawful employment or labor-related practice, breach or action;

(r)    entered into any agreement or modification of any Contract pursuant to which any other party is or was granted marketing, distribution, development, delivery, manufacturing or similar rights with regard to any Company Intellectual Property or Company Product, including Company Products or services currently under development by the Company as of the Closing, other than in the Ordinary Course;
(s)    accelerated or delayed the payment of, or agreed to any change in the payment terms of, any accounts payable or other Liabilities or accounts receivable or notes payable; or
(t)    committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement and the Transaction Documents.
3.10    Litigation; Compliance with Laws; Restrictions on Business Activities.
(a)    Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, there are no, and since the Company’s formation, there have not been any Legal Proceedings pending or involving the Company or any of its assets or properties (or, to the Company’s Knowledge, any of its directors, officers, or Company Employees (in their capacities as such or relating to their employment, services or relationship with the Company)). To the Company’s Knowledge, no such Legal Proceeding has been threatened. There is no Order outstanding against the Company or any of its assets or properties (or, to the Company’s Knowledge, any of its directors, officers, or Company Employees (in their capacities as such or relating to their employment, services or relationship with the Company)). To the Company’s Knowledge, there are no presently existing facts or circumstances that would constitute any reasonable basis for any such Legal Proceeding or Order.
(b)    The Company has complied in all material respects with, is not in violation in any material respect of, and has not received, to the Company’s Knowledge any oral, or written notices of violation with respect to, applicable Law (including all COVID-19 Measures and the CARES Act).
3.11    Tax Matters.
(a)    The Company has properly completed and timely filed, or will properly complete and timely file, all income and other material Tax Returns required to be filed by it on or before the Closing Date (after giving effect to any valid extensions of time in which to make such filings that were properly granted by a Governmental Authority) and has timely paid, or will timely pay, all material Taxes required to be paid by it on or before the Closing Date (whether or not shown on any Tax Return). All income and other material Tax Returns that have been, or will be, filed by the Company have been or will be prepared in accordance with applicable Law and are accurate and complete in all material respects. There are no Liens for material Taxes against any of the assets of the Company other than Permitted Liens.
(b)    The Company has delivered or made available to Parent (i) true, correct and complete copies of all income and other material Tax Returns for the past four Tax years and

(ii) examination reports and statements of deficiencies, adjustments, and proposed deficiencies and adjustments in respect of the Company for all Taxable periods for which the statute of limitations on assessment has not yet expired.
(c)    The Company Balance Sheet and the Financial Statements reflect all Liabilities for material unpaid Taxes of the Company for periods (or portions of periods) covered thereon. The Company does not have any Liability for material unpaid Taxes accruing after the dates covered by the Company Balance Sheet Date or the Financial Statements except for Taxes arising in the Ordinary Course subsequent to the dates covered thereon consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in Ordinary Course operating results. The Company maintains reserves adequate for the payment of material unpaid Taxes, arising in the Ordinary Course, from the period of the Financial Statements through the Closing Date.
(d)    There is (i) no examination, audit, dispute or claim pending or threatened in writing with respect to any income or other material Tax Return of the Company, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iv) no agreement to any extension of time for filing any income or other material Tax Return that has not been filed. No adjustment relating to any income or other material Tax Return filed by the Company has been proposed, asserted or assessed to the Company or any of its representatives. No claim in writing has ever been made by any Governmental Authority in a jurisdiction where the Company does not file income or other material Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(e)    The Company has not been and will not be required to include any adjustment in Taxable income for any Pre-Closing Tax Period (or portion thereof) pursuant to Section 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Mergers.
(f)    The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company does not have any Liability or potential Liability to another party under any such agreement, other than any commercial agreement entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes.
(g)    The Company has disclosed on its Tax Returns any material Tax reporting position taken in any income or other material Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.
(h)    The Company has not consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law.
(i)    Neither the Company nor any predecessor of the Company has (i) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation, (ii) any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract (other than any commercial agreement entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes), by operation of law or otherwise or (iii) ever been a party to any joint venture, partnership or other agreement that would reasonably be treated as a partnership for Tax purposes.
(j)    The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) voluntary or required change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date outside the Ordinary Course or (vi) election under Section 108(i) or Section 965 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).
(k)    The Company is not, and has not at any time been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(l)    The Company is a resident for Tax purposes solely in its country of incorporation, and is not subject to material Tax in any jurisdiction other than its country of incorporation, by virtue of having employees, a permanent establishment, any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.
(m)    All transactions or arrangements between the Company and/or any other Persons affiliated to or with the Company are and were effected pursuant to arm’s length terms and have been made in full compliance with applicable transfer pricing Law.
(n)    The Company has provided to Parent all documentation relating to any applicable Tax holidays or incentives of which the Company is entitled. The Company is in compliance with the requirements for any applicable Tax holidays or incentives.

(o)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.
(p)    The Company has (i) complied in all material respects with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), (ii) withheld (within the time and in the manner prescribed by applicable Law) in connection with any amounts paid or owing to any Company Employee, Company Contractor, customer, creditor, stockholder or other Person, and paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Law, including foreign, federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.
(q)    Except as set forth in Section 3.11(q) of the Company Disclosure Schedule, no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company. The Company has not requested or received a ruling from any Tax Authority.
(r)    The Company has (i) complied in all material respects with its obligations under any Law relating to all sales, use, value added, goods and services and similar Taxes (“VAT”), (ii) collected all VAT required to be collected and (iii) timely remitted such Taxes to the appropriate Governmental Authority in accordance with applicable Laws.
(s)    The Company has not deferred any payroll Taxes or claimed any payroll Tax Credits permitted by or created pursuant to the CARES Act or pursuant to any other Laws implementing any Order or directive of a Governmental Authority or Public Official (including any other COVID-19 Measure).
(t)    No power of attorney has been executed by, or on behalf of, the Company with respect to any matter relating to Taxes which is currently in force.
(u)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 3.11 shall constitute the sole and exclusive representations of the Company with respect to Taxes.
3.12    Intellectual Property.
(a)    Section 3.12(a) of the Company Disclosure Schedule identifies each item of Company Owned Intellectual Property which is registered to the Company or for which the Company has applied for registration, with a Governmental Authority (the “Registered

Intellectual Property”), in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which the filing was made or from which registration was issued, date of filing and issuance and names of all current applicant(s) and registered owner(s), as applicable. The Company has made available to Parent true, correct and complete copies of each item of Registered Intellectual Property, and written documentation evidencing ownership thereof. Except for any non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, with respect to each item of Registered Intellectual Property, and to the Company’s Knowledge, all registration, renewal, maintenance and other payments that are or have become due with respect thereto have been paid by or on behalf of the Company, and all required documents (including any assignments from inventors or authors) have been filed with the relevant Governmental Authorities and authorized registrars. To the Company’s Knowledge, the Company is the sole and exclusive owner of and possesses all ownership right, title and interest in and to each item of Registered Intellectual Property, free and clear of any Lien other than Permitted Liens.
(b)    Section 3.12(b) of the Company Disclosure Schedule identifies (i) each Contract pursuant to which the Company licenses Intellectual Property material to the Business that is owned by a Person other than the Company (other than (A) agreements between the Company and its employees, in the Company’s standard form thereof entered into in the Ordinary Course and pursuant to which such employees assign to the Company all right, title and interest in and to all Intellectual Property developed by such employees, (B) Off-The-Shelf Software, (C) confidentiality or nondisclosure agreements entered into by the Company in the Ordinary Course, (D) Open Source Licenses, (E) licenses of Intellectual Property on a non-exclusive basis that are not material to the Business including any material transfer agreements, and (F) agreements that can be terminated or cancelled by the Company without penalty or within ninety (90) days’ or less notice without terminating any grant of rights to the Company of Company Intellectual Property that is material to the Business) (the Intellectual Property licensed pursuant to any such Contract, the “Licensed Intellectual Property”) and (ii) each Contract pursuant to which the Company has granted to any Person any license under any Company Owned Intellectual Property (other than non-exclusive licenses of Intellectual Property granted in the Ordinary Course, including any non-exclusive license to a service provider or consultant to use confidential information or Intellectual Property of the Company on a time-limited basis solely for the purpose of providing the applicable services to the Company thereunder and confidentiality or nondisclosure agreements entered into by the Company in the Ordinary Course) (any Contract described in the clause (i) or clause (ii), an “Intellectual Property License”). None of the execution and delivery of any Transaction Document or the performance of the Transactions, will: (A) have a Material Adverse Effect on the continuity, validity or enforceability of any Intellectual Property License or cause a breach, modification, cancellation, termination or suspension of any Intellectual Property License; (B) bind or subject the Company, pursuant to any Intellectual Property License, to any noncompete or other restriction on the operation or scope of the Business that the Company was not bound by or subject to prior to the Closing; (C) obligate the Company pursuant to any Intellectual Property License to pay any royalties, commissions, honorarias, fees or other payments or provide any discounts or reduced payment obligations, in each case, to any Person in excess of those that would have been payable or provided to such Person had the Transactions not taken place; (D) grant any Person pursuant to any Intellectual Property License any right or access to, or place in or release from escrow, any source code of any Registered Intellectual Property; or (E) grant any Person pursuant to any Intellectual Property License any Intellectual Property right in any Company Intellectual Property.
(c)    The Company has possession of, or access to, the source code for each material version of Company Software, as well as all documentation related thereto. Section 3.12(c) of the Company Disclosure Schedule identifies all escrow agreements pertaining to source code for any Company Software. Neither the Company nor any of its Affiliates, nor, to the Company’s Knowledge, any Company Employee or Company Contractor, has licensed, distributed, divulged, deposited, delivered or otherwise disclosed to any Person any source code for any Company Software or agreed to or permitted the deposit, disclosure or delivery of any such source code to any Person, excluding distribution and/or disclosure of such source code by the Company or its Affiliates to any Company Employee or Company Contractor that is bound by a written agreement containing customary confidentiality obligations. No license, lease or similar Contract relating to any Company Software includes any obligation to provide any Person access to, or permit any Person to distribute or create derivative works of, the source code for any Company Software, excluding Contracts with Company Employees or Company Contractors that contain customary confidentiality obligations.
(d)    The Company owns or has valid right or license to use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit, in the manner currently used by the Company, all Company Intellectual Property used in and necessary for the operation of the Business as currently conducted. Each item of Company Intellectual Property owned or licensed to the Company immediately prior to the Closing will be owned or licensed for use by the Company on substantially the same terms and conditions immediately following the Closing. The Company has taken reasonable steps consistent with industry standards to maintain and protect each item of Company Owned Intellectual Property or Company’s interest in any Licensed Intellectual Property. With respect to each item of Company Owned Intellectual Property, (i) such item is not subject to any Order that materially impairs the right of the Company to use, sell or license or enforce such Company Owned Intellectual Property, (ii) the Company has the exclusive right to bring infringement actions with respect to such item, (iii) no Legal Proceeding is pending or, to the Company’s Knowledge, threatened that challenges the legality, validity, enforceability or, as applicable, ownership or use of such item, (iv) neither the Company nor any Affiliate thereof has agreed to indemnify any Person for or against any interference, infringement, or misappropriation with respect to such item (other than indemnification provided in the Ordinary Course). The Company has not: (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property that is or, as of the time of such transfer or exclusive license was, owned or purported to be owned by the Company and material to the Business, as currently conducted, to any other Person; or (B) permitted Company Owned Intellectual Property that is or, was at the time, owned or purported to be owned by the Company and material to the Business as currently conducted to enter into the public domain.

(e)    Section 3.12(e) of the Company Disclosure Schedule identifies all Open Source Materials (including the name of or link to such Open Source Materials and release number, if any) included in or integrated with (including as a programming dependency) the current version of the Company Software that the Company uses to discover antibodies. The Company has not used any Open Source Materials subject to a Copyleft License in an OSS Triggering Manner. To the Company’s Knowledge, the Company is in compliance in all material respects with the terms of all relevant licenses (including all requirements related to notices and making source code available to third parties) for all Open Source Materials used by the Company, including all copyright notice and attribution requirements and all requirements to offer access to source code. The Company has not distributed any Company Source Code pursuant to an Open Source License.
(f)    To the Company’s Knowledge, the operation of the Business of the Company as currently conducted has not infringed, violated or misappropriated or does infringe, violate or misappropriate any Intellectual Property of any Person, or constituted or does constitute unfair competition or trade practices under the laws of any Jurisdiction. The Company has not received, any written notice, charge, complaint, claim, demand or other initiation of any Legal Proceeding alleging infringement, violation, misuse, abuse, interference with, misappropriation or other violation of the Intellectual Property of any Person by the Company.
(g)    To the Company’s Knowledge, no Person has committed or is currently engaging in, the infringement, violation, misuse, misappropriation or other violation of the Company Intellectual Property, and there has not been any written notice, charge, complaint, claim, demand or other initiation of any Legal Proceeding by the Company alleging any such infringement, violation, misuse, abuse, interference with, misappropriation or other violation of the Company Owned Intellectual Property.
(h)    The Company has taken reasonable measures consistent with industry standards to protect the secrecy and value of all Trade Secrets of the Company that are material to the Business as currently conducted (including the enforcement by the Company of a policy requiring each Company Employee and Company Contractor with access to such Trade Secrets to execute proprietary information and confidentiality agreements, and all Company Employees and Company Contractors with access to such Trade Secrets have executed such agreements). To the Company’s Knowledge, the Trade Secrets of the Company that are material to the Business as currently conducted are not part of the public knowledge or literature and have not been used, divulged or appropriated either to the detriment of the Company or, other than subject to a reasonable confidentiality agreement or obligation of confidentiality, for the benefit of any other Person (including any Affiliate of the Company or any officer, director, stockholder, representative of the Company or any Affiliate of any of the foregoing).
(i)    Except as would not be reasonably be expected to have a Company Material Adverse Effect, (A) the Company owns, leases or is provided, as a service from a third party contractor, all computer systems, network connectivity, communication equipment and other technology necessary for the operations of the Company as currently conducted (the “Company Systems”); and (B) the Company Systems owned or controlled by the Company are in good working condition and sufficient for the operation of the Business as currently conducted, including having sufficient capacity to comply with any applicable Laws or Orders, including all COVID-19 Measures, that require remote work by some or all Company Employees or Company Contractors. In the two (2) years prior to the date of this Agreement, there has been no error, breakdown, failure or other material substandard performance of any Company System that are owned or controlled by the Company which has caused any material disruption or damage to the Company or that was, is or will be reportable to any Governmental Authority. In the two (2) years prior to the date of this Agreement, to the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the Company Systems owned or controlled by the Company.
(j)    No funding, resources, personnel or facilities of any Governmental Authority or any public or private university, college or other educational institution or research center was used in the development of any Company Owned Intellectual Property. To the Company’s Knowledge, no Company Employee, Company Contractor or current or former director or officer of the Company who has participated in, been involved in or who contributed to the creation or development of any Company Owned Intellectual Property has performed services for any Governmental Authority, university, college or other educational institution or research center during a period of time during which such Person was also performing services for the Company. The Company is not a member of, or party to, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Company Owned Intellectual Property to any Person.
(k)    Each Company Employee, Company Contractor, and current and former director and officer of the Company (other than those employed by a university, college or other educational institution or research center and disclosed in Section 3.12(k) of the Company Disclosure Schedule) who has participated in, been involved in or who contributed to the creation or development of any Company Owned Intellectual Property has executed valid and enforceable written Intellectual Property assignment and confidentiality agreements assigning such Company Owned Intellectual Property to the Company in the Company’s standard form, and the Company has provided true, correct and complete copies of such standard forms to Parent. To the Company’s Knowledge, no Company Employee, Company Contractor, or current or former director or officer of the Company (A) has any ownership right, license, or similar interest in or with respect to any of the Company Owned Intellectual Property, (B) has assigned or attempted to assign any right, title or interest in or to any Company Owned Intellectual Property to any other Person (including any Affiliate of the Company), (C) is in violation of any provision or covenant of any contractual obligation with any Person by virtue of such Person’s being employed by or performing services for the Company, (D) is obligated pursuant to any provision or covenant of any obligation under any Contract with any Person to assign or convey any right, title or interest in or to any Company Owned Intellectual Property to such Person, or (E) has used equipment, facilities or resources, other than equipment, facilities or resources owned, licensed or controlled exclusively by the Company or the applicable Company Employee, Company Contractor, director or officer, in connection with any services or work performed for or on behalf of the Company.

3.13    Privacy and Information Security.
(a)    The Company is, and at all times has been, in material compliance with all Privacy Laws in the collecting, processing, using or disclosing of Personal Information (including employee lists) applicable to the Company’s Business.
(b)    To the Company’s Knowledge, there has been no material Security Incident in which any Person gained unauthorized access to or engaged in unauthorized collecting, processing, using or disclosing of: (i) any Personal Information or Confidential Information in the possession or control of the Company or its subcontractors or Confidential Information held by the Company or any other Person on its behalf; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that collect, process, use or disclose Personal Information or Confidential Information owned or maintained by the Company or maintained on the Company’s behalf by its subcontractors or vendors, or any other Persons (each, a “Security Breach”) that resulted in the provision of notice to any data subject or Governmental Authority as required by applicable Healthcare Laws or Privacy Laws.
(c)    To the extent applicable to the Company’s Business, the Company is, and at all times has been in material compliance with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Information).
(d)    The Company implements, follows and clearly and conspicuously posts Privacy Policies providing complete and accurate notice of the data privacy, data protection and information security practices of the Company regarding the collecting, processing, using or disclosing of Personal Information to the extent required for compliance in material respects with applicable Privacy Laws.
(e)    The Company has made all necessary disclosures to, and obtained all necessary consents from, users, customers, suppliers, Company Employees, Company Contractors, Governmental Authorities or other applicable Persons for compliance with applicable Privacy Laws in all material respects.
(f)    Except as would not be material to the Company, the Company contractually obligates and has obligated all subcontractors who collect, process, use or disclose Personal Information for the Company to contractual terms regarding compliance with applicable Privacy Laws and, as applicable, relating to the protection of the Company’s IT Systems and the Company’s products and services, and any Personal Information thereon.
(g)    The Company has and continues to maintain commercially reasonable security measures, and controls, technologies, policies and safeguards designed to protect Personal Information and Confidential Information from a Security Breach, including controls designed to protect such Personal Information and Confidential Information that the Company receives in the Ordinary Course from security breaches and incidents resulting in loss or illegal or unauthorized access, use, modification, disclosure or other misuse (each, a “Security Incident”) as required under applicable Privacy Laws.
(h)    Each Company Employee who has access to Personal Information has received training regarding information security that is relevant to each such Company Employee’s role and responsibility within the Business and such Company Employee’s access to Personal Information.
(i)    The Company has established one or more incident response plans to address any actual or threatened Security Breach. The Company has implemented and maintains commercially reasonable organizational, administrative, physical and technical safeguards designed to ensure the continued, uninterrupted and error free operation of the Company’s IT Systems, including employing commercially reasonable security, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures.
(j)    There is no Legal Proceeding initiated by any other Person pending or threatened in writing against the Company or, to the Company’s Knowledge, its agents or subcontractors alleging a violation of any Person’s data privacy, data protection or data security rights by the Company, nor has there been any Order affecting the Company’s or, to the Company’s Knowledge, its agents’ or subcontractors’ use, collection, disclosure or other processing of any Personal Information. To the Company’s Knowledge, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to constitute a reasonable basis for such Legal Proceeding relating to privacy or data protection. The Company has not received any written communications from or, to the Company’s Knowledge, been the subject of any investigation by, the U.S. Federal Trade Commission or any data protection authority or other Governmental Authority regarding any actual or alleged violation of Privacy Laws in the Company’s acquisition, use, disclosure or other collecting, processing, using or disclosing of any Personal Information.
(k)    Neither the execution and delivery of any Transaction Document nor the consummation of the Transactions, including any transfer of Personal Information in the Transactions, will, directly or indirectly, with or without notice or lapse of time or both, violate in any material respect: (i) any Privacy Law as it currently exists as or, to the extent it remains applicable, as it existed at any time during which any Personal Information was collected or obtained by or on behalf of the Company; (ii) any Privacy Policy as it currently exists or, to the extent it remains applicable, as it existed at any time during which any Personal Information was collected or obtained by or on behalf of the Company; or (iii) any other privacy and data security requirements imposed on the Company under any Contracts to which the Company is a party. Immediately following the Closing, the Company (or the Surviving Entity, as applicable) will have the right to use such Personal Information on terms and conditions identical in all material respects to those on which the Company had the right to use such Personal Information immediately prior to the Closing.

3.14    Health Care Matters.
(a)    The Company and each of its Affiliates, Company Employees, to the Company’s Knowledge, Company Contractors and any other Person who provides services for or on behalf of the Company are and have been in compliance in all material respects with all applicable Health Care Laws.
(b)    No enforcement, regulatory or administrative Legal Proceeding has been filed, commenced, threatened in writing or, to the Company’s Knowledge, threatened orally involving the Company or any of the Company’s Affiliates alleging any failure to comply in all respects with Health Care Laws. No subpoena, demand, civil investigative demand, or other written notice from any Governmental Authority investigating, inquiring into or otherwise relating to any actual or alleged violation of any applicable Laws, including any Health Care Law, has been filed or received by the Company or any of its Affiliates. Neither the Company nor any of its Affiliates has made a voluntary disclosure to the Department of Health and Human Services Office of Inspector General (“OIG”) pursuant to the OIG’s self-disclosure protocol or otherwise.
(c)    There is no act, omission, event or circumstance of which the Company has knowledge that would reasonably be expected to give rise to or lead to any material enforcement, regulatory or administrative Legal Proceeding against the Company or any of the Company’s Affiliates related to material compliance with Health Care Laws. There are no written, or to the Knowledge of the Company, oral, lawsuits, actions, arbitrations, proceedings, charges, complaints or investigations, pending or threatened, with respect to any alleged violation by the Company or any of the Company’s Affiliates, or any other Persons acting for or on behalf of any of the foregoing, of any Health Care Law, and the Company and its Affiliates, or any other Persons acting for or on behalf of any of the foregoing, are not party to or subject to, nor is any product subject to, any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar Contracts with or imposed by any Governmental Authority related to any Health Care Law, and no such Contract is currently pending or threatened. Neither the Company nor any of the Company’s Affiliates, or, to the Knowledge of the Company any other Persons acting for or on behalf of any of the foregoing, are a defendant or named party in any unsealed qui tam/False Claims Act litigation.
(d)    While in the employ of the Company, no current or former members, officers, partners, directors, managing employees of the Company, and to the Knowledge of the Company, any contractors, or agents (as those terms are defined in 42 C.F.R. Section 1001.1001): (i) has been debarred, suspended or excluded from participation in the Medicare, Medicaid or any other state or federal healthcare program and has not been included on the OIG List of Excluded Individuals and Entities (LEIE); (ii) has been charged with or convicted of a criminal offense related to any Health Care Law, or been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item, service, or a program operated by or financed in whole or in part by any Governmental Authority, or engaged in any conduct that has or would reasonably be expected to result in any such debarment, exclusion, disqualification, suspension, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. Section 335a or any similar law; (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar law or regulation; (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule; or (D) disqualification under any FDA Laws or Regulations; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (v) is the target or subject of any current or threatened investigation relating to any offense related to Medicare, Medicaid or any other state or federal health care program; (vi) is a party to, is bound by, or has a continuing obligation in respect of any Order, individual integrity agreement, corporate integrity agreement, consent decree, settlement order, criminal or civil fine or penalty, or other formal or informal agreement (e.g., deferred prosecution agreement) with any Governmental Authority concerning compliance with any Health Care Law fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances; or (vii) has engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under, any Health Care Law.
(e)    Neither the Company nor any of its Affiliates, or, to the Knowledge of the Company, any other Persons, acting for or on behalf of the Company has (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Authority, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) made or paid any improper foreign payment (as defined in the Foreign Corrupt Practices Act).
(f)    The Company holds all required licenses, certificates, approvals, permits, exemptions, authorizations or registrations set forth in Section 3.14(f) of the Company Disclosure Schedule (the “Scheduled Permits”), as required for the Company under applicable Health Care Laws in its performance of the Business as currently conducted.
3.15    Other Regulatory Compliance.
(a)    To the extent the Company’s Business as currently conducted, is directly subject to the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et. seq., or the United States Public Health Service Act or the regulations promulgated thereunder, including without limitation good clinical practices, good laboratory practices and good manufacturing practices regulations and any similar foreign laws and regulations (collectively, “FDA Laws and Regulations”), the Company has complied with FDA Laws and Regulations in all material respects.
(b)    The Company has not received any written notice or communication alleging noncompliance with any applicable FDA Laws and Regulations. The Company is not subject to any enforcement, regulatory, or administrative proceedings involving any FDA Laws and Regulations and, to the Company’s Knowledge, no such proceedings have been threatened. There is no civil, criminal, or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, or request for information pending against the Company alleging violation of FDA Laws and Regulations.

(c)    There are no material permits, licenses, registrations, clearances, approvals that are pending or have been issued under FDA Laws and Regulations (“FD&C Permits”) required for the Company to conduct its business operations in or outside the United States as presently conducted.
(d)    The Company has neither sponsored nor conducted any nonclinical, preclinical or clinical studies, tests or trials subject to FDA Good Laboratory Practices or Good Clinical Practices.
3.16    Contracts.
(a)    Section 3.16 of the Company Disclosure Schedule sets forth a list of each of the following Contracts (other than with respect to Company Employee Plans) to which the Company is a party or by which it or any of its assets are bound that are in effect as of the date hereof (together with all Insurance Policies, the “Material Contracts” and each a “Material Contract”); provided, that for purposes of this Section 3.16(a), “Contract” shall be deemed to include any single Contract or any group of related Contracts:
(i)any Contract providing for payments by or to the Company after the date of this Agreement in an aggregate amount of $50,000 or more on an annualized basis, with the exception of any employment agreements, offer letters, or independent contractor or consulting agreements;
(ii)any exclusive dealer, distributor, reseller or similar agreement, or any Contract providing for the exclusive grant of rights to reproduce, license, market or sell Company’s products or services to any other Person;
(iii)(A) any joint venture Contract, (B) any Contract involving any strategic alliance, strategic partnership or other similar arrangement, (C) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person and (D) any Contract that involves the payment of royalties to any other Person;
(iv)any Contract (A) with any of the Company’s officers, directors or any Company Employee, Company Contractor, other than (1) employee offer letters, employment agreements or other similar arrangements entered into in the Ordinary Course which are terminable on less than thirty (30) days’ notice without Liability (beyond the statutory severance pay to which they are entitled) to the Company, (2) employee invention assignment and confidentiality agreements on the Company’s standard form and (3) Company Option or Company SAR grant and exercise agreements on the Company’s standard form or (B) with any Person with whom the Company does not deal at arm’s length;
(v)any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company Intellectual Property or Company

Data, (B) containing any non-competition covenants that impose restrictions on the Company relating its exploitation of to the Company Products, Company Intellectual Property or Company Data, (C) that materially limits or would materially limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, Company Data, or Personal Information including any grants by the Company of exclusive rights or licenses to Company Owned Intellectual Property, (D) imposes any minimum sales or other requirements on the Company or otherwise permits the counterparty to claw back amounts previously paid to the Company, or (E) otherwise prohibits, limits or otherwise restricts in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees of any other Person;
(vi)any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company or otherwise seeking to influence or exercise control over the Company;
(vii)any Intellectual Property License that involves aggregate annual individual license or maintenance fees of $20,000 or more on an annualized basis (except those Contracts that are excluded from the disclosure requirement under Section 3.12(b)); any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Owned Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell ownership rights in or with respect to any Company Owned Intellectual Property, Company Data or Personal Information;
(viii)any Contract providing for the development of any Software, technology or Intellectual Property rights, independently or jointly, either by or for the Company (other than employee invention assignment agreements and consulting agreements with Company Employees or Company Contractors on the Company’s standard form of agreement, copies of which have been provided to Parent);
(ix)any Contract to license or authorize any third party to exclusively manufacture or reproduce any of the Company Products, including Company Products or services currently under development by the Company as of the Closing, Company Owned Intellectual Property, Company Data or Personal Information;
(x)any settlement agreement;

(xi)any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Mergers or the other Transactions, either alone or in combination with any other event;
(xii)any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of the Company;
(xiii)any Contract with any labor union or any collective bargaining agreement or similar Contract with Company Employees;
(xiv)any Contract (A) evidencing Company Debt, (B) for capital expenditures in excess of One Hundred Thousand Dollars ($100,000) or (C) requiring the Company to post or provide any credit support or security of any variety (including bonds or letters of credit);
(xv)any Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving individual lease payments of more than One Hundred Thousand Dollars ($100,000) in any annual period;
(xvi)any Contract pursuant to which the Company has (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, (B) any material ownership interest in any other Person or (C) granted to any Person any preferential rights to purchase any assets or properties of the Company;
(xvii)any Contract with any Governmental Authority; and
(xviii)any Contract with a professional employer organization or other employee staffing agency (excluding Contracts with recruiting agencies and consultants, in each case, (A) that are terminable by the Company at any time without further cost or other Liability and (B) under which the Company has no Liabilities as of the First Effective Time).
(b)    The Company has (and, to the Company’s Knowledge, each other party thereto has) performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged in writing to be in default in respect of, any Material Contract. To the Company’s Knowledge, each Material Contract is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar applicable Laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. To the Company’s Knowledge, there exists no default or event that, with or without the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract that would (ii) give any third party (A) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract; (B) the right to cancel, terminate or modify any Material Contract; or (C) the right to indemnification or other recourse against the Company or any of its Affiliates. The Company has not received any written notice or communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company, nor, to the Company's Knowledge, any other party to any Material Contract has declared, stated or threatened to declare or state, (x) any defense to performance under or (y) any legal theory or other reason to cease or delay performance under, any Material Contract (including impossibility, frustration of purpose, force majeure or any other legal doctrine or concept). The Company has made available to Parent copies of each Material Contract that are, in each case, true, complete and accurate.
3.17    Company Employee Plans.
(a)    Section 3.17(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Company Employee Plan (excluding for listing purposes (i) any Equity Interest agreements, and (ii) any offer letters or employment agreements where employment is “at will” (in the case of offer letters or employment agreements governed by U.S. Law) and that do not contain any change in control pay provisions or severance beyond statutory severance pay or provide for written notice prior to termination beyond statutory notice).
(b)    True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have been made available or previously been delivered to Parent: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.
(c)    Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the Company’s Knowledge, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Company Employee Plan Compliance Resolution System to maintain such qualification.
(d)    Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(e)    Neither the Company nor any Subsidiary of the Company provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof) and the Company has never promised to provide such post-termination benefits.
(f)    The per share exercise price of each Company Option and each Company SAR is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option or Company SAR, as applicable, as determined by the Board in good faith and in a manner consistent with Section 409A of the Code. Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Company’s Knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(g)    Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.
(h)    Except as set forth in Section 2.17(h) of the Company Disclosure Schedule, no Company Employee Plan is subject to the laws of any jurisdiction outside the United States.
(i)    No Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.
(j)    The Company is and has been in compliance with the Affordable Care Act in all material respects and has made an offer of affordable minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and the Company is not otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

(k)    Neither the execution and delivery of this Agreement, the approval of this Agreement by the Sellers, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of Subsidiary of the Company (ii) result in any excess “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments.
3.18    Employees; Labor Relations.
(a)    The Company has provided or made available to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with Company Contractors, (iv) all forms of confidentiality, non-competition or inventions agreements between Company Employees or Company Contractors and the Company (and a true, correct and complete list of employees, Company Contractors and/or others not subject thereto), (v) a schedule of bonus commitments made to Company Employees and (vi) accurate and complete copies of the Company’s written employment policies. All Company employees and independent contractors have signed an offer letter or employment agreement and a proprietary information agreement on the Company’s standard form.
(b)    The Company currently employs 16 full-time employees, 0 part-time employees and engages 7 individual independent contractors. No labor union or any representative thereof represents, or to the Company’s Knowledge has made any attempt to organize or represent, employees of the Company. The Company is not a party to any collective bargaining agreements. There are no strikes or lockouts or work stoppages or slowdowns pending or, to the Knowledge of the Company, threatened against the Company. The Company does not have any unsatisfied obligations of any nature due to any of its former employees or independent contractors, and the Company does not have any material liability arising from the termination of its relationship with such employees and contractors. Each former Company employee whose employment was terminated by the Company has entered into a separation agreement providing for a release of claims against the Company. The Company does not have any material liability relating to the classification of any Person as an independent contractor rather than an employee.
(c)    No current Company employee has given notice to the Company and, to the Company’s Knowledge, no current Company employee intends to terminate his or her employment with the Company. The employment of each of the current Company employees is “at will” and the Company does not have any obligation to provide a written notice prior to terminating the employment of any Company Employee. Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, the Company does not have, and, to the Company’s Knowledge, no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Affiliates to make an offer of employment or engagement to any Company Employee or Company Contractor and/or (ii) promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any Company Employee or Company Contractor of the Company of any terms or conditions of employment with Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Affiliates following the Closing.
(d)    To the Company’s Knowledge, no officer or director of the Company or any current Company employee is a party to or bound by any Contract that (i) prohibits the employee from working for the Company or (ii) requires him or her to transfer, assign or disclose intellectual property created during his or her employment with the Company to anyone other than the Company.
(e)    The Company has not experienced a “plant closing”, “business closing”, or “mass layoff” as defined in the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state, local or foreign Law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company during the ninety (90)-day period preceding the date hereof.
(f)    There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability. There are no controversies pending or, to the Company’s Knowledge, threatened, between the Company, on the one hand, and any Company Employee or Company Contractor, on the other hand. Since inception, there have been no Legal Proceedings, insurance claims, or other employment disputes of any nature pending or, to the Company’s Knowledge, threatened against the Company (including any claim from any Company Employee or Company Contractor).
(g)    None of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service of any Person and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any Company Employee, director, or Company Contractor (other than payment of Merger Consideration to any such director, Company Employee or Company Contractor with respect to shares of Company Common Stock held by them as of the Closing), (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Company Employee, Company Contractor or current or former director, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
3.19    Environmental and Safety Laws. Except as could not reasonably be expected to have a Company Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s knowledge any threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each, a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.
For purposes of this Section 3.19, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
3.20    Insurance. Section 3.20 of the Company Disclosure Schedule lists each insurance policy and bond maintained by or on behalf of the Company (the “Insurance Policies”), the name of the insurer under each such Insurance Policy, the type of Insurance Policy, the term and termination date of such Insurance Policy, the coverage and premium amounts, and any applicable deductible as of the date hereof, as well as all material claims made under such policies and bonds since inception. A copy of each such Insurance Policy has been provided to Parent. All of such Insurance Policies are in full force and effect, subject to the Enforceability Exceptions, and the Company is not in default with respect to any of its obligations under any of such Insurance Policies. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in material compliance with the terms of such policies and bonds. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any Insurance Policy.
3.21    Certain Business Relationships. Except as set forth on Section 3.21 of the Company Disclosure Schedule, none of the officers or directors of the Company, none of the Company Employees, none of the Sellers and, to the Company’s Knowledge, none of the immediate family members or Affiliates of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that, directly or indirectly, competes with, or does business with, or has any contractual arrangement with, the Company or any of its Affiliates (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded), (ii) is or has ever been a party to, or is or has ever been otherwise directly or indirectly interested in, any Contract to which the Company is or was a party or by which the Company or any of its assets is or was bound, except for normal compensation for services as an officer, director or employee thereof and for Contracts relating to the grant of Company Options or Company SARs, (iii) has or has ever had any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is or has been used in, or that relates to, the business of the Company, except for the rights of stockholders of the Company under applicable Law, (iv) has any claim or right against the Company, in each case, except for normal compensation for services as an officer, director or Company Employee incurred in the Ordinary Course or (v) has any indebtedness owing to the Company. The Company does not have any claim or right against, or owe any indebtedness to, any of its officers, directors or Company Employees, any Seller or any immediate family member or Affiliate of any of the foregoing.
3.22    Books and Records. The Company has made available to Parent true, correct and complete copies of (a) all documents identified on the Company Disclosure Schedule, (b) the Company Governing Documents, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Company’s board of directors, committees of the Company’s board of directors and stockholders of the Company, and (d) all currently effective Permits. The minute books of the Company provided to Parent contain a true, correct and complete summary of all meetings of directors and of stockholders of the Company or actions by written consent since the time of incorporation of the Company through the date hereof.
3.23    Permits. The Company possesses, and is in compliance in all material respects with all terms and conditions of, all required licenses, approvals, permits, registrations, exemptions, and authorizations of any Governmental Authority that are material to the operation of the Business as currently conducted (collectively “Permits”). To the Company’s Knowledge, the Company is not in default or violation in any material respect under any of its Permits and no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a default or violation in any material respect under any of the Permits. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation or termination of any of the Company’s Permits. The Company has made all required material declarations or filings with applicable Governmental Authorities in each case that are necessary to enable it to lawfully carry on its Business as currently conducted. All Permits held by the Company are set forth on Section 3.23 of the Company Disclosure Schedule.
3.24    Anti-Bribery and Anti-Corruption.
(a)    Neither the Company nor, to the Company’s Knowledge, any of the officers, directors, stockholders, Company Employees, Company Contractors, agents or representatives of the Company acting for or on behalf of the Company, has directly or indirectly made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any requirement of applicable Law in each jurisdiction where the Company is conducting or has conducted business

(including the United States Foreign Corrupt Practices Act (FCPA) and the U.K. Anti-Bribery Act).
(b)    The Company and its officers, directors, stockholders, Company Employees, Company Contractors, agents or representatives of the Company acting for or on behalf of the Company, are and have been in the five (5) years prior to the date of this Agreement in compliance in all material respects with all applicable Laws concerning the trade of any products, technology, technical data and services and trade sanctions (“Anti-Money Laundering, Export Control and Sanctions Laws”) to the extent applicable to the Company, including: (i) the Export Administration Regulations, (including the anti-boycott regulations contained therein) and Foreign Trade Regulations administered by the U.S. Department of Commerce; (ii) the International Traffic in Arms Regulations administered by the U.S. Department of State; (iii) the Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); (iv) the Laws administered by the Bureau of Customs and Border Protection of the U.S. Department of Homeland Security, (v) the U.S. Bank Secrecy Act and implementing regulations; (vi) the USA PATRIOT ACT; and (vii) the applicable anti-money laundering, export control and sanctions laws and regulations of any other relevant jurisdiction. Without limiting the foregoing, in connection with the business of the Company: (A) the Company has obtained all export licenses and other approvals, timely filed all filings required under applicable Anti-Money Laundering, Export Control and Sanctions Laws, and has determined the appropriate export control classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (B) the Company is in material compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals required under applicable Anti-Money Laundering, Export Control and Sanctions Laws; (C) there are no pending or, to the Company’s Knowledge, threatened Legal Proceedings against the Company with respect to compliance with applicable Anti-Money Laundering, Export Control and Sanctions Laws; and (D) to the Company’s Knowledge, there are no pending Legal Proceedings with respect to compliance with applicable Anti-Money Laundering, Export Control and Sanctions Laws.
(c)    Neither the Company, any of its respective directors, officers, or employees, nor, to the Company’s Knowledge, any of their respective agents or other Persons acting on behalf of the Company (i) has been or is designated on, or is directly or indirectly, individually or in the aggregate, 50% or more owned or controlled by any Person that has been or is designated on, any list of any Governmental Authority as Persons with whom U.S. Persons cannot transact, including OFAC’s Specially Designated Nationals and Blocked Persons List, or (ii) is organized under the Laws of, or resident in any country or territory which is itself the subject of any comprehensive U.S. economic sanctions by any Governmental Authority.
(d)    There are no pending or, to the Company’s Knowledge, claims threatened in writing against the Company with respect to compliance with applicable Anti-Money Laundering, Export Control and Sanctions Laws and, to the Company’s Knowledge, there are otherwise no actions, conditions, or circumstances pertaining to the Business that would reasonably be expected to give rise to any material future claims of violation of Anti-Money Laundering, Export Control and Sanctions Laws.
(e)    Neither the Company, nor any of its respective directors, officers, or employees, or representatives, have been convicted of violating any Anti-Money Laundering, Export Control and Sanctions Laws or, to the Company’s Knowledge, has been, or is currently, subject to any investigation or Legal Proceeding by a Governmental Authority for potential violation of any applicable Anti-Money Laundering, Export Control and Sanctions Laws.
(f)    The Company is and has at all times been operated in material compliance with the Tariff Act of 1930, as amended, and with all Laws administered by the U.S. Bureau of Customs and Border Protection.
3.25    Prior Obligations. None of the Major Stockholders has been, nor is any Major Stockholder currently, in breach or violation of any provision of any Contract related to Company Owned Intellectual Property between such Major Stockholder and any Person who was an employer or retained the consulting services of such Major Stockholder at any time since the formation of the Company (each, a “Prior Entity”). To the Company’s Knowledge, neither the operation of the Business of the Company as currently conducted nor the use of the Company Intellectual Property in connection therewith has infringed, violated or misappropriated or does infringe, violate or misappropriate any Intellectual Property of any Prior Entity. It is not, and will not be, necessary for the Company to use any Intellectual Property developed solely or jointly with others by any Major Stockholder prior to such Major Stockholder’s employment or engagement as a consultant by the Company, including in connection with any for-profit enterprise, any Governmental Authority or any public or private academic or medical institution with which such Major Stockholder may be affiliated now or may have been affiliated in the past, in each case other than any such Intellectual Property that has been validly assigned by the Major Stockholder to the Company, or licensed to the Company by such enterprise or institution at or prior to the Closing.
3.26    PPP Matters.
(a)    The Company obtained a loan (the “PPP Loan”) under the Paycheck Protection Program (as described in the CARES Act) in an amount of $187,990 from Silicon Valley Bank.
(b)    Except for the PPP Loan, the Company has not applied for, or directly or indirectly accepted or received, any benefit (monetary or otherwise), loan, payment, funding, credit, relief, forgiveness or deferral arising under the CARES Act or any similar Law enacted or promulgated by the government of the United States of America or any political subdivision thereof in response to or in connection with COVID-19 (all as in effect from time to time, together with all amendments thereto and all regulations and guidance issued by any Governmental Authority with respect thereto, “COVID Relief Law”).
(c)    To the Company’s Knowledge, as of each of (i) the date of the Company’s submission of the application for the PPP Loan (the “PPP Loan Application”), the (ii) date the

Company executed any definitive documentation for or certifications in respect of the PPP Loan (collectively, the “PPP Loan Documents”), and (iii) the date the PPP Loan was funded, the Company satisfied all eligibility requirements for the PPP Loan.
(d)    To the Company’s Knowledge, all information and certifications included in the PPP Loan Application and all representations, warranties and certifications included in the PPP Loan Documents were complete and accurate as of the date submitted, made or certified, as applicable, and, in the case of all such certifications, were made in good faith following due inquiry and discussion.
(e)    The Company submitted an application for forgiveness (the “PPP Forgiveness Application”) in connection with the PPP Loan on February 25, 2021, which application was prepared following due inquiry and investigation and which application was accepted as of March 4, 2021. To the Company’s Knowledge, all information included in the PPP Forgiveness Application was complete and accurate as of the date of submission and all certifications required to be made pursuant to the PPP Forgiveness Application were made in good faith as of such date.
(f)     All debt and other obligations outstanding in respect of the PPP Loan have been discharged in full as of May 26, 2021.
3.27    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, STATUTORY, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE INTERESTS, THE COMPANY OR THE BUSINESS OR THE ASSETS OF THE COMPANY, OR ANY PART THEREOF, AND EACH OF THE STOCKHOLDERS AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS
Except as expressly set forth in the applicable section of the Parent Disclosure Schedule (as interpreted in accordance with Section 8.12), Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company and the Company Stockholders as of the date hereof and as of the Closing Date (except where a representation or warranty is made herein as of a specified date) as follows:
4.1    Organization and Good Standing. Each of Parent and First Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Second Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Since the date of its incorporation or formation, as applicable, neither First Merger Sub nor Second Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement. Since the date of its formation, Second Merger Sub has been classified for all U.S. federal and applicable state and local income tax purposes as an entity which is disregarded as an entity separate from its owner (within the meaning of Treasury Regulations Section 301.7701-3).
4.2    Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to the adoption of this Agreement by Parent as the sole stockholder of First Merger Sub and the sole member of Second Merger Sub, to perform its obligations hereunder and thereunder, including the issuance of the Stock Consideration Shares. The execution and delivery of this Agreement and the other Transaction Documents to which Parent, First Merger Sub and Second Merger Sub are a party and the performance by Parent, First Merger Sub and Second Merger Sub of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or to consummate the Mergers and the other Transactions to which Parent, First Merger Sub or Second Merger Sub are a party, including the issuance of the Stock Consideration Shares, other than the filing and recordation of the Certificates of Merger and the adoption of this Agreement by Parent as the sole stockholder of First Merger Sub and the sole member of Second Merger Sub. This Agreement and the other Transaction Documents to which Parent, First Merger Sub and Second Merger Sub are a party constitute the valid and legally binding obligations of Parent and Merger Sub, enforceable against them in accordance with their terms and conditions, subject to the Enforceability Exceptions.
4.3    Non-Contravention. No consent, approval or authorization of, or registration, qualification, notice to or filing with, any Governmental Authority or any other Person is required for the valid execution, delivery and performance of this Agreement or the other Transaction Documents by Parent, First Merger Sub and Second Merger Sub or the consummation by Parent, First Merger Sub and Second Merger Sub of the transactions contemplated hereby, except for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.
4.4    Capitalization. Section 4.4 of the Parent Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of Equity Interests of Parent by class and series of Equity Interest, including securities exercisable for or convertible into Equity Interests of Parent. All of the issued and outstanding shares of Equity Interests of Parent have been, and all shares which may be issued pursuant to the exercise or conversion of Equity Interests of Parent, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights; and (iii) free of any Liens. Except as set forth on Section 4.4 of the Parent Disclosure Schedule, there are no outstanding or authorized Equity Interests, options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which Parent is a party or which are binding upon any of them providing for the issuance, disposition or acquisition of any Equity Interests, or any outstanding or authorized stock appreciation, phantom stock, profits interests or similar rights with respect to Parent. Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests.

4.5    Valid Issuance of Shares. The Stock Consideration Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer hereunder and under the applicable Restricted Stock Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Company or a Stockholder. Assuming the accuracy of the representations of the Company in Article III of this Agreement and subject to any filings pursuant to Regulation D of the Securities Act and applicable state securities laws, which have been made or will be made in a timely manner, the Stock Consideration Shares will be issued in compliance with all applicable federal and state securities laws and Parent's governing documents and stockholder agreements, copies of which have been made available to the Company and the Company Stockholders.
4.6    Litigation; Compliance with Laws.
(a)    There are no Legal Proceedings pending or involving Parent or any of its material assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, no such Legal Proceeding has been threatened. There is no Order outstanding against the Parent or any of its material assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, there are no presently existing facts or circumstances that would constitute any reasonable basis for any such Legal Proceeding or Order.
(b)    Parent has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, applicable Law (including all COVID-19 Measures).
(c)    There is no Contract or Order (excluding any COVID-19 Measure) binding upon Parent or to which Parent or any of its assets is subject that restricts or prohibits, purports to restrict or prohibit, or has or would reasonably be expected to have (whether before or immediately after and giving effect to the Mergers) the effect of prohibiting, restricting or impairing any current or presently proposed business practice of Parent, any acquisition of property by Parent or the conduct or operation of Parent’s business or limiting the freedom of Parent.
4.7    Brokers’ Fees. None of Parent, First Merger Sub or Second Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the Transactions to which it is a party.
ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS
5.1    Confidentiality. Upon Closing and for five (5) years thereafter, each Seller shall treat and hold as confidential any and all Confidential Information, refrain from using any of the Confidential Information except in connection with any such Seller’s employment, consulting or other service relationship with Parent or as otherwise permitted hereunder. Notwithstanding the foregoing, Confidential Information shall not include information that is (a) generally available to the public other than as a result of a breach of this Section 5.1, (b) is hereafter furnished to such Seller by a third party, as a matter of right and without restriction on disclosure, or (c) is hereafter independently developed by the Seller without reference to or reliance upon Confidential Information and without any breach of this Agreement. In the event that any Seller is requested or required to produce information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or is otherwise required by Law to disclose any Confidential Information, such Seller shall give Parent reasonable prior notice of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 5.1.
5.2    Tax Matters.
(a)    Parent shall timely file or cause to be timely filed (taking into account all extensions properly obtained) all Tax Returns of the Company that are first due (taking into account all extensions properly obtained) after the Closing Date and that relate in whole or in part to a Pre-Closing Tax Period (each, a “Parent Prepared Return”), and Parent shall timely remit or cause to be timely remitted any Taxes due in respect of such Parent Prepared Returns. To the extent any Parent Prepared Return relates in whole or part to a Pre-Closing Tax Period, each such Parent Prepared Return shall (i) be prepared in a manner consistent with the past practice of the Company unless otherwise required by applicable Law, (ii) include all deductions attributable to the Transactions on the income Tax Return of the Company for the taxable period that includes the Closing Date to the extent such deductions are “more likely than not” deductible in a Pre-Closing Tax Period, and (iii) be prepared in a manner consistent with the Intended Tax-Free Treatment, unless otherwise required by applicable Law. Parent will submit such Parent Prepared Return to a representative designated by the Sellers in writing to Parent (the “Representative”) for review, comment and consent at least thirty (30) days prior to the due date for filing such Parent Prepared Return (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date), which consent will not be unreasonably withheld, delayed or conditioned.
(b)    For all purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes of the Company that are allocable to the portion of a Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and (i) Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, payroll, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages) or any other similar transaction or transactions of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods by treating the taxable year of the Company and any such Subsidiary for such Straddle Period as ending as of the close of the Closing Date and (ii) in the case of all other Taxes, such Taxes shall be equal to the product of the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period.
(c)    Without the prior written consent of the Representative (such consent not to be unreasonably withheld, delayed or conditioned), to the extent such action could increase the amount of Taxes included in Closing Net Cash or Company Transaction Expenses or result in an indemnification obligation under Section 7.2 for such Taxes by the Sellers, and unless otherwise required by applicable Law, Parent will not: (i) except for Tax Returns that are filed in accordance with Section 5.2(a), file or amend, or permit the Company, the Surviving Entity or any of their Affiliates to file or amend, any Tax Return of the Company relating to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) with respect to Tax Returns filed pursuant to Section 5.2(a), after the date such Tax Returns are filed pursuant to Section 5.2(a), amend or permit the Company, the Surviving Entity or any of their Affiliates to amend any such Tax Return; (iii) extend or waive, or cause to be extended or waived, or permit the Company, the Surviving Entity or any of their Affiliates to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a taxable period (or portion thereof) of the Company ending on or prior to the Closing Date; (iv) make or change any election or change any method of accounting with respect to Taxes with retroactive effect to a taxable period (or portion thereof) ending on or prior to the Closing Date for the Company; (v) file voluntary disclosure agreements with any Governmental Authority regarding Pre-Closing Taxes; or (vi) except as explicitly contemplated by this Agreement, engage in any transaction on the Closing Date after the Closing outside the Ordinary Course and consistent with the Company’s past practice.
(d)    Parent will give prompt written notice to the Representative of the assertion of any claim, or the commencement of any Legal Proceeding, with respect to: (x) any Tax Return of the Company that relates to one or more taxable periods (or portions thereof) ending on or prior to the Closing Date; and (y) any Tax liability of the Company for which the Sellers could be partially or wholly responsible under this Agreement (each, a “Tax Claim”). Parent shall have the right to control such Tax Claim, including the defense and settlement thereof; provided, to the extent any Tax Claim would reasonably be expected to form the basis for a claim of indemnification against the Sellers, Parent shall (1) keep the Representative reasonably informed concerning the progress of such Tax Claim, (2) provide the Representative copies of all correspondence and other documents relevant to such Tax Claim, and (3) not settle such Tax Claim without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  The Representative shall have the right to participate in the defense of any such Tax Claim and to employ counsel, at its own expense, separate from the counsel employed by Parent.
(e)    Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer Taxes and including any filing and recording fees, but not, for the avoidance of doubt, any capital gain Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by Parent. Parent and the Company (prior to the Closing) or the Representative (after the Closing) shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.
(f)    For all applicable Tax purposes, the parties agree to, and unless otherwise required by applicable Law, no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below:
(g)    Any payments of Merger Consideration made in respect of Company Options or Company SARs pursuant to this Agreement (A) shall be treated as compensation paid by the Company as and when received by the holder thereof to whom such payment is due, (B) shall be net of any Taxes withheld pursuant to Section 2.7, as may be applicable, and (C) shall, in respect of payments attributable to Company Options or Company SARs held by Company Employees only, be made through the Surviving Entity’s (or any Affiliate thereof or successor thereto) standard payroll procedures in accordance with Section 2.7.
5.3    Data Room. At the request of Parent, the Company shall deliver to Parent true, correct and complete electronic copies of all documents and information placed in the virtual data room made available to Parent and its outside counsel at any time prior to the date hereof.
5.4    Benefit Plans.
(a)    To the extent requested by Parent no later than five (5) days prior to the Closing Date, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, the Company shall adopt resolutions to terminate or cause the termination of each U.S. tax-qualified defined contribution plan provided to Company Employees.
(b)    Following the Effective Time, Parent will arrange for each participant (including, without limitation, all dependents) in the Company Employee Plans (the “Company Participants”) to participate in plans or arrangements of Parent or its applicable subsidiary that are substantially similar to the Company Employee Plans set forth on Section 3.17(a) of the Company Disclosure Schedule, in the aggregate (“Parent Plans”). To the extent that any Company Participant is not eligible to participate in any Parent Plan (other than any U.S. tax-qualified defined contribution plan sponsored by Parent) as of immediately following the Effective Time due to eligibility waiting periods applicable to Parent Plans, Parent will continue (or cause the Company to continue) to maintain the Company Employee Plans (other than any U.S. tax-qualified defined contribution plan provided to Company Employees) on substantially the same terms as in effect immediately prior to the Effective Time until such time as the eligibility waiting periods applicable to the Parent Plans are satisfied. Following the Closing Date, Parent will use commercially reasonable efforts to cause (i) each Company Participant to receive credit for purposes of eligibility to participate and vesting under such Parent Plans for years of service with the Company (or any predecessors) prior to the Closing Date, and (ii) any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that are group health plans in which such the Company Participants will participate to be waived and will use commercially reasonable efforts to provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.
5.5    Officers and Directors Insurance and Indemnification. Prior to the Closing Date, the Company shall obtain a prepaid extended reporting period or tail policy insuring the current and former officers or directors of the Company (the “D&O Indemnified Persons”) under the current program of directors’ and officers’ liability insurance maintained by the Company which shall be effective commencing with the Closing Date and ending six (6) years thereafter and which shall afford coverage for actual or alleged acts or omissions occurring at, during or prior to the Closing Date including with respect to the Transactions (including the Mergers) (the “D&O Tail Insurance”). Parent will cause the Surviving Entity to enforce the D&O Tail Insurance upon request of the D&O Indemnified Persons and will not allow the Surviving Entity to cancel the D&O Tail Insurance during its term. The provisions of this Section 5.5 shall be enforceable by each D&O Indemnified Person and the Surviving Entity shall, and Parent shall cause the Surviving Entity or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such Person that is successful to enforce the obligations of Parent or the Surviving Entity or its successors under this Section 5.5. The obligations of Parent and the Surviving Entity and its successors under this Section 5.5 shall not be terminated, amended or otherwise modified in such a manner as to materially and adversely affect any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns, as applicable).
5.6    Non-Competition.
(a)    In addition to, and not in limitation of the foregoing, as a material inducement for Parent to enter into and to consummate the transactions contemplated by this Agreement and in further consideration of the amounts paid by Parent to or for the benefit of the Major Stockholders hereunder, each Major Stockholder agrees that from the Closing Date until the third (3rd) anniversary thereof, such Major Stockholder shall not, directly or indirectly, engage or participate, as a consultant, independent contractor, agent, employee, officer, partner, director, investor, owner, lender or otherwise, alone or in association with any other Person, anywhere in the world in the Business; provided, that this provision shall not be construed to prohibit (i) the ownership by such Major Stockholder of a passive investment of not more than one percent (1%) of the outstanding shares of the stock of any publicly traded corporation which is listed on a national securities exchange or on an electronic quotation system, (ii) the ownership by such Major Stockholder of up to 5% of the stock of any privately held corporation; (iii) the ownership by such Major Stockholder of a passive equity interest in any investment fund which respect to which the Major Stockholder does not make investment decisions; (iv) such Major Stockholder from providing educational services to any government agency, not-for-profit organization or academic institution, as set forth on Schedule 5.6(a), (v) performing speaking engagements and receiving honoraria in connection with the foregoing activities, as set forth on Schedule 5.6(a); and (vi) such activities as may be consented to in writing by Parent, provided, however, that nothing contained in clauses (i) through (v) hereof shall derogate from, or relieve such Major Stockholder from, his or her obligations to Parent under any employment, confidentiality and inventions assignment or other agreement by and between such Major Stockholder and Parent from and after the Closing Date.
(b)    Each Major Stockholder acknowledges that (i) Parent has required that such Major Stockholder make the covenants set forth in this Section 5.6 as a condition to Parent entering into and consummating the transactions contemplated by this Agreement; (ii) the duration, scope and geographic area are fair, reasonable and necessary to protect and preserve Parent’s and the Company’s respective interests in and right to the use and operation of the Company’s assets and properties in the field of the Business from and after the Closing Date; (iii) the restrictions placed upon such Major Stockholder hereunder are narrowly drawn, are fair and reasonable in time and territory, will not prevent such Major Stockholder from earning a livelihood, and place no greater restraint upon such Major Stockholder than is reasonably necessary to secure the goodwill and other value of the Company and the benefits bargained for by Parent under this Agreement; and (iv) Parent and the Company could be irreparably damaged if such Major Stockholder were to breach the covenants set forth in this Section 5.6, and any such breach could result in irreparable injury to Parent and the Company, for which money damages alone could be inadequate to compensate Parent and the Company, and could be an inadequate remedy for such breach. Each Major Stockholder therefore acknowledges that, if any such restrictions are violated, Parent and/or the Company shall be entitled to seek preliminary and injunctive relief against such Major Stockholder.
(c)    If the final judgment of a court of competent jurisdiction declares that any covenant set forth in this Section 5.6 is invalid, unenforceable or unlawful, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against each Major Stockholder to the greatest extent permissible.
5.7    Commercially Reasonable Efforts.
(a)    Commencing on the Closing Date, Parent covenants and agrees that it shall use Commercially Reasonable Efforts to achieve the Milestone. Without limiting the generality of the foregoing, Parent shall not, directly or indirectly, take any action or omit to take any action with the specific intent of avoiding or reducing the payment of the Milestone Consideration.
(b)    Once per calendar year following the Closing Date, and ending on the date upon which the Milestone Consideration has been paid, Parent shall make available to the Representative, upon reasonable request, reasonably detailed information outlining its material research, development and commercial activities pertaining to the Company Technology and Enabled Products during each such calendar year, including activity and progress toward achievement of the Milestone during the previous calendar year, as well material development and commercialization activities anticipated for the then-current calendar year.
(c)    In addition, at least once in each successive twelve (12) month period following the Closing Date until achievement of the Milestone, upon Representative’s request and no later than thirty (30) days after such request, representatives of Parent who are responsible for managing the activities and business relating to the Company Technology and Enabled Products and knowledgeable about such operations shall meet with Representative, telephonically or in person, to discuss the status of development and commercialization activities with respect to the Company Technology and Enabled Products and progress towards achievement of the Milestone, and any reasonable inquiries Representative may have regarding such matters. Each of Parent and Representative shall bear its own costs and expenses regarding such meetings.
(d)    If Representative believes that the Milestone has occurred and Parent has not paid the Milestone Consideration, then Representative may deliver to Parent written notice thereof (a “Milestone Dispute Notice”), in reasonable detail. During the thirty (30) days following delivery of the Milestone Dispute Notice, Parent and Representative shall attempt in good faith to resolve any dispute as to whether the Milestone has occurred and whether the Milestone Consideration is payable. Following such thirty (30) day period, either Party may initiate litigation of such dispute in accordance with Section 8.9 of this Agreement.
(e)    In the event that Parent does not pay Milestone Consideration when the Milestone Consideration is due, interest shall accrue on such Milestone Consideration from any including the date on which the applicable Milestone Consideration was due up to and including the date such payment has been made at a rate per annum equal to two percent (2%) over the prime rate published in the Wall Street Journal, Eastern Edition (or the maximum rate permitted by Law, if lower), provided, however, that no interest shall accrue during the period between the delivery of a Milestone Dispute Notice by Representative as set forth in Section 5.7(d) and the conclusion of such dispute.
ARTICLE VI
CONDITIONS TO OBLIGATION TO CLOSE
6.1    Conditions to Obligations of Each Party under this Agreement. The respective obligations of each party to effect the Mergers and the other Transactions to which they are a party shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions, any or all of which may be waived in a writing signed by each of the Company and Parent, in whole or in part, to the extent permitted by applicable Law:
(a)    Stockholder Approval. The Requisite Stockholder Approvals shall have been obtained in accordance with the DGCL and the Company Governing Documents. A true and correct copy of the duly executed Stockholder Written Consent in the form attached hereto as Exhibit A, constituting the Requisite Stockholder Approvals, shall have been delivered to Parent.
(b)    No Order. There shall not be any Law or Order in effect preventing consummation of any of the Transactions, declaring unlawful any of the Transactions or causing any such Transactions to be rescinded.

6.2    Additional Conditions to Obligations of Parent and the Merger Subs. The obligations of Parent, First Merger Sub and Second Merger Sub to effect the Mergers and the other Transactions to which they are a party are subject to satisfaction of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of the Company set forth in Article III shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties which by their express terms are as of a specified date, which shall be true and correct as of such date) as if such representations and warranties were made on and as of each such date, except that those representations and warranties that are qualified by materiality, Company Material Adverse Effect, or similar phrases shall be true and correct in all respects as written on the date hereof and on and as of the Closing Date as if such representations and warranties were made on and as of each such date.
(b)    Covenants. The Company Stockholders and the Company shall have performed and complied in all material respects with all of the covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date.
(c)    Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect that is continuing.
(d)    Legal Proceedings. No Governmental Authority shall have commenced or threatened in writing to commence any Legal Proceeding (i) seeking to prohibit or limit the exercise by Parent of any right pertaining to ownership of Equity Interests of the Company or (ii) seeking to prohibit or limit in any respect the operation by Parent of the Business.
(e)    Third Party Consents and Notices. The Company shall have delivered to Parent copies of consents (signed by the applicable third Person) or notices, as applicable, provided to the third Persons specified or referenced in Section 6.2(e) of the Company Disclosure Schedule with respect to the consummation of the Transactions in a form that is reasonably acceptable to Parent.
(f)    Resignations. The Company shall have delivered to Parent the written resignations of each Person who is a director or officer of the Company in his or her capacity as such, properly executed by each such Person.
(g)    FIRPTA Matters. The Company shall have delivered to Parent (i) a properly executed certificate of the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder and (ii) evidence that notice of such certificate has been provided to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

(h)    Closing Certificate. The Company shall have delivered to Parent a certificate executed by an authorized officer of the Company certifying on behalf of the Company that each of the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.
(i)    Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the secretary or an assistant secretary of the Company, properly executed by such Person, certifying as to its certificate of incorporation and bylaws and (A) resolutions of the Company Board and the written consent of the Company Stockholders adopting and approving this Agreement and the Transactions to which the Company is a party, including the Mergers and (B) the names and signatures of the officers of the Company authorized to sign the relevant Transaction Documents and the other documents to be delivered thereunder.
(j)    Payout Spreadsheet. The Company shall have delivered to Parent the Payout Spreadsheet.
(k)    Offer Letters. Each of the individuals listed on Schedule 7.2(k) attached hereto shall have entered into an offer letter, in substantially the form attached hereto as Exhibit H, or other service provider agreement with Parent.
(l)    Award Cancellation Agreements. Each holder of Company Options or Company SAR shall have executed and delivered an Award Cancellation Agreement in substantially the form attached hereto as Exhibit I.
(m)    Note Cancellation Agreements. Each holder of Company Notes receiving any Merger Consideration as set forth in the Payout Spreadsheet shall have executed and delivered a Note Cancellation Agreement in substantially the form attached hereto as Exhibit J.
(n)    Escrow Agreement. The Stockholder Representative and the Escrow Agent shall have entered into the Escrow Agreement in the form attached hereto as Exhibit K.
(o)    Letter of Transmittal. Each of the Sellers shall have executed a Letter of Transmittal in the form attached hereto as Exhibit L.
(p)    Restricted Stock Agreements. Parent shall have entered into Restricted Stock Agreements with each of the Major Stockholders receiving Parent Common Stock in substantially the form attached hereto as Exhibit G.
(q)    Payments Administration Agreement. The Stockholder Representative and the Paying Agent shall have entered into the Payments Administration Agreement in the form attached hereto as Exhibit M.
Parent may waive any condition specified in this Section 6.2 if it executes a writing delivered to the Company so stating at or prior to the Closing. If the Closing occurs, all closing conditions set forth in this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and the Merger Subs for the purposes of this Section 6.2.

6.3    Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers and the other Transactions is subject to satisfaction of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and the Merger Subs set forth in Article IV shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of that date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects only as of such date).
(b)    Covenants. Parent and the Merger Subs shall have performed and complied in all material respects with all of their covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date.
(c)    Closing Certificate. Parent shall have delivered to the Company a certificate executed by an authorized officer of Parent certifying on behalf of Parent that each of the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.
(d)    Secretary’s Certificates. Parent shall have delivered to the Company (i) a certificate of the secretary or an assistant secretary of First Merger Sub certifying as to its certificate of incorporation and bylaws and resolutions of the board of directors and sole stockholder of First Merger Sub adopting and approving this Agreement and the Transactions to which First Merger Sub is a party, including the Mergers and (ii) a certificate of the secretary or an assistant secretary of Parent certifying as to its certificate of incorporation and bylaws and resolutions of the Parent Board adopting and approving this Agreement and the Transactions to which Parent is a party, including the issuance of the Stock Consideration Shares.
(e)    Offer Letters. Parent shall have entered into an offer letter, in substantially the form attached hereto as Exhibit H, or other service provider agreement with each of the individuals listed on Schedule 7.2(k) attached hereto.
(f)    Escrow Agreement. Parent and the Escrow Agent shall have entered into the Escrow Agreement in the form attached hereto as Exhibit K.
(g)    Parent Stockholder Consent. Parent shall have obtained all necessary approvals of its stockholders under its certificate of incorporation and bylaws for the issuance of the Stock Consideration Shares pursuant to this Agreement.
(h)    Payments Administration Agreement. Parent and Paying Agent shall have entered into the Payments Administration Agreement in the form attached hereto as Exhibit M.
The Company may waive any condition specified in this Section 6.3 if it executes a writing delivered to Parent so stating at or prior to the Closing. If the Closing occurs, all closing conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company for the purposes of this Section 6.3.

ARTICLE VII
INDEMNIFICATION
7.1    Survival.
(a)    From and after the Closing, all representations, warranties, covenants, and agreements of the Company, the Company Stockholders and Parent made in this Agreement, in the Stockholder Disclosure Schedule and the Company Disclosure Schedule delivered to Parent, and in the Parent Disclosure Schedule delivered to the Sellers, if any, (i) shall survive the Closing and (ii) shall bind the parties’ successors and assigns (including, without limitation, any successor to Parent, the Company or any Stockholder by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties (subject to Section 8.5 below) and their respective successors and assigns, whether so expressed or not.
(b)    Notwithstanding Section 7.1(a), (i) (x) the Fundamental Representations other than Section 3.11 (Tax Matters) shall survive the Closing until the seventh (7th) anniversary of the Closing Date and (y) the representations set forth in Section 3.11 (Tax Matters) shall survive the Closing until thirty (30) days following the expiration of the applicable statutory limitations period and (ii) all other representations and warranties of the parties made in this Agreement, in the Stockholder Disclosure Schedule, the Company Disclosure Schedule and the Parent Disclosure Schedule, if any, shall survive the Closing until the date which is twelve (12) months after the Closing Date (the date in clause (i) or (ii), as applicable, the “R&W Survival Date”).
(c)    No Party hereto shall have any indemnification obligation pursuant to this Article VII or otherwise in respect of any representation, warranty, covenant or agreement unless the party seeking indemnification shall have delivered written notice of the existence of the claim for which indemnification is being sought on or before (i) the R&W Survival Date, for any inaccuracy in or breach of any of the representations or warranties contained herein or (ii) the expiration of the applicable statute of limitations for any breach of a covenant or agreement hereunder or in the Transaction Documents. Any written claim for indemnification pursuant to this Article VII in respect of any representation, warranty, covenant or agreement that is made prior to the applicable expiration date (if any) for such representation, warranty, covenant or agreement and delivered to the party against whom such indemnification is sought in accordance with the provisions of this Article VII, shall survive thereafter and, as to any such claim, such subsequent expiration will not affect the rights to indemnification of the party making such claim, it being agreed that if such claim for indemnification is timely made, the relevant representations, warranties, covenants and agreements shall survive with respect to the claims for indemnification set forth on such notice until such matter is resolved. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, and (ii) the estimate of the amount of such claim, if reasonably estimable (which estimate shall not be conclusive of the final amount of such claim). The parties further acknowledge that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
(d)    Notwithstanding anything in this Article VII or any other provision of this Agreement to the contrary, (i) in the event of any acts of fraud or willful misrepresentation, the parties shall have all remedies available at Law or in equity (including for tort) with respect to such fraud or willful misrepresentation, and (ii) claims of a party involving fraud or willful misrepresentation may be brought without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise). For purposes of this Agreement, “willful misrepresentation” shall require that the person making the representation know that the representation is false at the time that such person willfully made such representation.
7.2    Indemnification for Company Breaches.
(a)    Subject to each of the limitations set forth in this Article VII, after the Closing, the Sellers shall, on a several but not joint basis, in accordance with their respective Pro Rata Portion of the Merger Consideration, but subject to subsection (b) below, indemnify, defend and hold harmless Parent, its Affiliates and their respective officers, directors, employees, agents, representatives and permitted successors and assigns (each, a “Parent Indemnified Party”) from and against any and all Damages that a Parent Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with:
(i)Any breach by the Company, or any allegation by any third party that, if true, would be a misrepresentation of, inaccuracy in or breach of any of the representations and warranties contained in Article III;
(ii)Any misrepresentation or inaccuracy in the Payout Spreadsheet;
(iii)Any breach by the Company of any obligation, covenant or agreement set forth in this Agreement or any Transaction Document to which the Company is a party;
(iv)Any Company Debt to the extent unpaid as of the Closing and not included in the Net Closing Cash Adjustment Amount;
(v)Any Company Transaction Expenses to the extent unpaid as of the Closing and not included in the Net Closing Cash Adjustment Amount;
(vi)Any Pre-Closing Taxes to the extent not taken into account in the calculation of Company Debt or Company Transaction Expenses;
(vii)any claim by any Seller against any Parent Indemnified Party relating to the allocation or disbursement of the Merger Consideration (other than as required to be paid by Parent or the Surviving Entity, as applicable, pursuant to the terms of this Agreement).

(b)    Except in the case of any claims involving fraud or willful misrepresentation, and subject to the limitations set forth in this Article VII, the Parent Indemnified Parties shall only seek recovery for indemnification claims under this Article VII as follows:
(i)    First, to the extent that Deferred Cash Consideration has not been previously released to the Sellers or Parent, as applicable, and remains in the Escrow Account, then recovery shall be made against the Deferred Cash Consideration, subject to the limitations set forth in Section 7.5.
(ii)    Second, to the extent that the aggregate amount for which recovery is sought exceeds the amount of the Deferred Cash Consideration and Milestone Consideration that has not been released to the Sellers or Parent, as applicable, and remains in the Escrow Account, then solely for the purpose of satisfying any claim related to a Fundamental Representation, recovery shall be made from the Sellers in accordance with their respective Pro Rata Portions against both the Deferred Cash Consideration and Milestone Consideration, and by the forfeiture, under the Restricted Stock Agreements, of Stock Consideration Shares that have not then vested pursuant to the terms of such Restricted Stock Agreements (the “Unvested Stock Consideration Shares”), subject to the limitations set forth in Section 7.5. For purposes of the foregoing, the number of Unvested Stock Consideration Shares to be forfeited in satisfaction of the corresponding Damages shall equal (A) the amount of the Damages, divided by (B) the greater of (i) $67.19 or (ii) the Parent Common Stock FMV.
(iii)    Thereafter, to the extent that recovery is not limited to the Escrow Account or from the Unvested Stock Consideration Shares or otherwise limited by Section 7.5, directly from the Sellers, on a several, and not joint basis in accordance with each Seller’s Pro Rata Portion, and in no event shall the liability of any Indemnifying Seller hereunder exceed its Pro Rata Portion of the applicable Damages recoverable by the Parent Indemnified Parties, subject to Section 7.5; provided, further, that in no event shall the recovery from any Indemnifying Seller exceed the amount of Merger Consideration received by such Indemnifying Seller.
(c)    Surviving Entity. The Parties acknowledge and agree that if the Surviving Entity suffers, sustains or becomes subject to or incurs any Damages, then (without limiting any of the rights of the Surviving Entity as an Indemnified Person), Parent shall also be deemed, by virtue of its ownership of the equity of the Surviving Entity, to suffer, sustain or become subject to or incur such Damages.
7.3    Indemnification by Parent. Subject to each of the limitations set forth in this Article VII, Parent shall indemnify and hold harmless the Sellers, their Affiliates and their respective officers, directors, employees, shareholders, agents, representatives and permitted successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any

Damages that a Seller Indemnified Party suffers, sustains or becomes subject to as the result of or in connection with:
(a)    Any breach by Parent, or any allegation by any third party that, if true, would be a misrepresentation of, inaccuracy in or breach of any of the representations and warranties contained in Article IV; or
(b)    Any breach by Parent, or any allegation by any third party that, if true, would be a breach by Parent of any obligation, covenant or agreement set forth in this Agreement or any Transaction Document.
7.4    Indemnification Procedures for Third Party Claims. In the event that any claim or demand for which a party (an “Indemnifying Party”) would be liable to another party under this Article VII (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party in a Third Party Claim, the Indemnified Party shall with reasonable promptness, notify the Indemnifying Party of such claim or demand (the “Claim Notice”), but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of a Claim Notice from the Indemnified Party (in this Section 7.4, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to assume the defense of such claim or demand (to the extent there are any Damages related to such claim or demand). All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article VII. The Indemnified Party is hereby authorized prior to and during the Notice Period to, with the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. Notwithstanding the foregoing, the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the Damages that are subject or potentially subject to indemnification hereunder; provided, further, that the option to assume the defense shall not be available to the Indemnifying Party for Third Party Claims (A) where non-monetary relief is sought that is not merely incidental to the monetary relief that is sought, (B) involving criminal allegations, for which defense shall be assumed by the Indemnified Party with the right to retain (at the Indemnifying Party’s expense, subject to the limitations set forth in this Article VII) counsel of its choice, reasonably acceptable to the Indemnifying Party, (C) that could reasonably be expected to adversely affect the Taxes of the Indemnified Party for a taxable period (or portion thereof) beginning after the Closing Date, and (D) would reasonably be expected to be for an amount that, if paid, would result in the Indemnified Party bearing a greater share of such Liability than the Indemnifying Party, giving effect to the limitations set forth in this Article VII. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in, but not control, the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party, subject to the limitations set forth in this Article VII. If the Indemnified Party has assumed the defense pursuant to this Section 7.4, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party, subject to the limitations set forth in this Article VII; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, delayed or conditioned) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, the settlement does not include any admission of liability and the Indemnified Party is fully released from all Liabilities relating to such claim or demand and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld, delayed or conditioned). In addition, the Indemnifying Party shall keep the Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Indemnified Party with all documents and information that the Indemnified Party shall reasonably request and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions. In the event that the Indemnifying Party does not assume the defense of such claim or demand, the Indemnified Party shall keep the Indemnifying Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Indemnifying Party with all documents and information that the Indemnifying Party shall reasonably request and shall consult with the Indemnifying Party prior to acting on major matters, including settlement discussions. The Indemnifying Party may not enter into any compromise or settlement of such claim or demand in which the Indemnifying Party receives a release from all liabilities relating to such claim or demand in connection with a compromise or settlement, unless such release also applies to the Indemnified Party. With respect to any claim subject to indemnification under this Article VII, the parties shall cooperate in such a manner and use their commercially reasonable efforts to preserve in full the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure), and (ii) it will use commercially reasonable efforts to make all communications between any parties hereto and counsel responsible for or participating in the defense of any Third Party Claim so as to preserve any applicable attorney-client or work-product privilege.

7.5    Certain Limitations.
(a)    Notwithstanding the foregoing, the Indemnifying Sellers shall not have any Liability to the Parent Indemnified Parties for any claims for indemnification made by the Parent Indemnified Parties pursuant to Section 7.2(a), and Parent shall not have any Liability to the Seller Indemnified Parties for any claims of indemnification made by the Seller Indemnified Parties pursuant to Section 7.3, in excess of 10% of the aggregate dollar amount of the Closing Cash Consideration (such amount, the “General Indemnity Cap”); provided, however, that: the General Indemnity Cap shall not apply to any Damages based upon, arising out of, or by reason of (A) any inaccuracy of the Fundamental Representations, (B) any breach by any Seller of the covenants and agreements contained in Section 5.6 (Non-Competition) or (C) fraud or willful misrepresentation; provided, however, that in the event any breach of any breach of any covenants and agreements contained in Section 5.6 or any fraud or willful misrepresentation results solely from the action or inaction of a Seller, only such Seller shall be liable to the Parent Indemnified Parties in respect of such breach, fraud or willful misrepresentation. Any Damages based upon, arising out of, or by reason of (x) any breach of the Fundamental Representations, or the covenants and agreements contained in Section 5.6 (Non-Competition) or (y) fraud or willful misrepresentation shall not count toward the General Indemnity Cap.
(b)    All Damages shall be net of any amounts actually recovered by the applicable Indemnified Party under Insurance Policies or other collateral sources (such as contractual indemnitees of any Person which are contained outside of this Agreement) with respect to such Damages, less any actual costs, deductibles or expenses incurred in connection with securing such amounts (including any increased premiums resulting therefrom). The Indemnified Party shall use commercially reasonable efforts to make any insurance or other claims under applicable Insurance Policies then in effect or other collateral sources, in each case, that reasonably relate to or provide coverage with respect to any Damages for which any Indemnified Party has been indemnified under this Article VII. In no event shall any Indemnifying Party have any liability to the Indemnified Party for any punitive, exemplary, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any other Transaction Document, or diminution of value or any damages based on any type of multiple; provided, that an Indemnifying Party shall be liable to the Indemnified Party for such punitive or exemplary damages to the extent they are recovered against an Indemnified Party pursuant to a Third Party Claim.
(c)    If the amount to be netted pursuant to Section 7.5(a) from any payment required under this Article VII is determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article VII, the Indemnified Party shall repay to the Indemnifying Parties, promptly after such determination, any amount that the Indemnifying Parties would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment.
(d)    The Parent Indemnified Parties will not be entitled to recover Damages pursuant to Section 7.2(a) until the total amount which the Parent Indemnified Parties would recover under Section 7.2(a), but for this Section 7.5(d), exceeds $400,000 (the “Threshold”), at which point the Parent Indemnified Parties shall be entitled to recover for all from the first dollar exceeding the Threshold; provided, that the Threshold shall not apply to claims for indemnification against the Seller Indemnified Parties in respect of an inaccuracy or a breach of any Fundamental Representations, or any Damages arising out of or based upon fraud or willful misrepresentation.
(e)    The Sellers shall have no indemnification obligation for Damages with respect to (i) any Taxes that are attributable to a Tax period (or portion thereof) beginning after the Closing Date arising from a breach of the representations and warranties set forth in Section 3.11 (Taxes), other than those set forth in Section 3.8(j), (ii) the amount, value or condition of, or any limitations on, any Tax asset or attribute (e.g., net operating loss or Tax credit) of the Company, including the ability of any Parent or any of its affiliates (including, after the Closing, the Company and the Surviving Entity) to utilize such Tax asset or attribute, in each case, following the Closing, (iii) any Taxes reflected in the calculation of Company Debt or Company Transaction Expenses, and (iv) any Taxes arising from actions taken by Parent, the Company, the Surviving Entity or any affiliate on the Closing Date and after the Closing outside of the ordinary course of business and not contemplated by this Agreement.
(f)    Subject to the limitations set forth in this Section 7.5, any claims for indemnification with respect to Company breaches and any claims for indemnification against the Sellers pursuant to this Article VII shall be satisfied by the Sellers, on a several but not joint basis, in accordance with their respective Pro Rata Portion of the Merger Consideration.
(g)    Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Damages suffered by such Indemnified Party more than once, regardless of whether such Damages may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.
(h)    Each Party must take and must cause their respective Affiliates and Parent Indemnified Parties or Seller Indemnified Parties, as applicable, to take all reasonable steps to mitigate and otherwise minimize Damages to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to Damages.
(i)    Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any Person not a party to this Agreement with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

7.6    Exclusivity. This Article VII shall provide the sole and exclusive remedy for any and all claims for any breach of representations, warranties, covenants and agreements set forth in, or otherwise relating to the subject matter of, this Agreement, except in the case of fraud or willful misrepresentation, or with respect to matters for which Section 8.2 permits a party to seek the remedy of specific performance or injunctive relief (including, for the avoidance of doubt, breaches of Section 5.4 (Non-Competition) of this Agreement).
ARTICLE VIII
MISCELLANEOUS
8.1    Expenses. Except as otherwise expressly provided herein, each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, whether or not the Mergers are consummated. The costs and expenses incurred by the Paying Agent shall borne by Parent.
8.2    Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
8.3    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties, the Parent Indemnified Parties, the Seller Indemnified Parties and their respective heirs, representatives, successors and permitted assigns.
8.4    Entire Agreement. This Agreement, including the Schedules, Exhibits and Annexes hereto, the Stockholder Disclosure Schedule, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other documents, instruments and agreements referred to herein that relate to the Transactions (including the Transaction Documents), constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.
8.5    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, representatives, successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent and the Company; provided, that Parent and the Merger Subs may, without the consent of any Person, assign in whole or in part their rights and obligations pursuant to this Agreement to (a) one or more of its Affiliates or

(b) any successor to, or assignee of, all or substantially all of the business and assets of Parent or its Affiliates.
8.6    Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts (including by means of fax, email, Portable Document Format (PDF) file, Joint Photographic Experts Group (JPEG) file or other electronic transmissions), each of which shall be deemed an original but all of which, when taken together, will constitute one and the same agreement. No party shall raise the use of fax, email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of fax, email, PDF, JPEG or other electronic transmission as a defense to the formation or enforceability of this Agreement, and each party forever waives any such defense.
8.7    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.8    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(a) if to Parent or any Merger Sub, to:
AbSci Corporation
101 E 6th Street, Suite 300
Vancouver, WA 98660
Attention: Chief Executive Officer
Email: smcclain@abscibio.com
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
3 Embarcadero Center, 28th Floor
San Francisco, CA 94111
Attention: Kingsley Taft and Maggie Wong
Email: ktaft@goodwinlaw.com
mwong@goodwinlaw.com

(b) if to the Company, to:
Totient, Inc.
c/o SBGH, LLC
1 Main Street, 5th Floor, Suite 500
Cambridge, MA 02142
Attention: Manager
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich and Rosati, Professional Corporation
28 State Street, 37th Floor
Boston, MA 02109
Attention: Mark R. Fitzgerald
Email: mfitzgerald@wsgr.com
Any notice, request, demand, claim or other communication hereunder shall be deemed duly given as follows (i) if delivered personally or via email, such notice, request, demand, claim or other communication shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received and, provided, further, that no email notice shall be deemed given when received unless such notice is followed up by one of the other means of notice described herein.
Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
8.9    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b)    Each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom, (ii) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.8, in addition to any other method to serve process permitted by applicable Law.
THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
8.10    Amendments and Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of such amendment. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
8.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.
8.12    Disclosure Schedule. The Stockholder Disclosure Schedule, the Company Disclosure Schedule and the Parent Disclosure Schedule are each arranged in sections and subsections corresponding to the sections and subsections contained in Article III and Article IV and are intended to qualify such corresponding sections and subsections, respectively, and other relevant sections and subsections of this Agreement; provided, however, information furnished in any particular section of the Stockholder Disclosure Schedule, the Company Disclosure Schedule and the Parent Disclosure Schedule shall be deemed to qualify and be included in another section thereof solely to the extent the relevance of such disclosure to such other section is reasonably apparent on its face. No information provided in the Stockholder Disclosure Schedule, the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to enlarge, broaden or enhance in any way any of the covenants, agreements, representations or warranties under this Agreement. The inclusion of any information in any section of the Stockholder Disclosure Schedule, the Company Disclosure Schedule and the Parent Disclosure Schedule or other document delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality or determination that any item arose in the Ordinary Course for any purpose whatsoever.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

PARENT:	ABSCI CORPORATION

	By:	/s/ Sean McClain
	Name:	Sean McClain
	Title:	President and Chief Executive Officer

FIRST MERGER SUB:	TARGET DISCOVERY MERGER SUB I, INC.

	By:	/s/ Sean McClain
	Name:	Sean McClain
	Title:	President

SECOND MERGER SUB:	TARGET DISCOVERY MERGER SUB II, LLC

	By:	/s/ Sean McClain
	Name:	Sean McClain
	Title:	Manager

COMPANY:	TOTIENT, INC.

	By:	/s/ Deniz Kural
	Name:	Deniz Kural
	Title:	President

STOCKHOLDER REPRESENTATIVE:	SBGH, LLC

	By:	/s/ Deniz Kural
	Name:	Deniz Kural
	Title:	Manager

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

MAJOR STOCKHOLDERS:	/s/ Deniz Kural
Deniz Kural

/s/ James Sietstra
James Sietstra

/s/ Daniele Biasci
Daniele Biasci

SBGH LLC

	By:	/s/ Deniz Kural
	Name:	Deniz Kural
	Title:	Member
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]